As filed with the Securities and Exchange Commission on August 3, 2000
                                      Registration Number 333-39434

              		     SECURITIES AND EXCHANGE COMMISSION
                      			    WASHINGTON, DC 20549

                                FORM SB-2/A

			                        REGISTRATION STATEMENT
                             			UNDER THE
                      			  SECURITIES ACT OF 1933

                             (Amendment No.1)



                      Ultradata Systems, Incorporated
    _____________________________________________________________________
        	      (Name of Small Business Issuer in its Charter)

 Delaware                          3679                    43-1401158
 ------------------------------------------------------------------------
 (State or other Jurisdiction of   (Primary Standard     (I.R.S.
  Incorporation or Organization)    Industrial            Employer
  Classification Code               Number                Identification No.)


                      			  MONTE ROSS, PRESIDENT
                 	    Ultradata Systems, Incorporated
                		     9375 Dielman Industrial Drive
                       			  St. Louis, MO 63132
                      			    (314) 997-2250
  (Address and telephone number of Registrant's principal executive offices, principal place of business, and agent for service of process.)
               		   _________________________________

				                            Copy to

                    			   ROBERT BRANTL, ESQ.
                   			    322 Fourth Street
                    			   Brooklyn, NY 11215
                     		   Attorney for Issuer
               		   _________________________________

   Approximate Date of Commencement of Public Sale: As soon as practicable after the Registration Statement becomes effective.

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [__]

            		       CALCULATION OF REGISTRATION FEE


Title of Each                  Proposed        Proposed
Class of       Proposed        Maximum         Maximum            Amount of
Securities To  Amount to be    Offering Price  Aggregate          Registration
Be Registered  Registered (1)  Per Share (2)   Offering Price (2) Fee
-----------------------------------------------------------------------------

Common Stock,
 $.01 par
 value         2,699,502       $ 3.0315        $ 8,183,540        $2,160.45




(1) The amount to be registered is the sum of (a) 300,000 shares issuable upon exercise of the options held by Influence Incubator L.L.C., and (b) 200% of (i) 652,460 which would be issued if all 1,616 outstanding shares of Series A Convertible Preferred Stock were converted on June 14, 2000 and
     (ii) 478,506 shares issuable upon exercise of Common Stock Purchase Warrants held by BH Capital Investments, L.P. and Excalibur Limited Partnership, and (c) 128,000 shares issuable on exercise of the option granted to Thornhill Group, Inc., and (d) 9,570 shares issued to Victoria Davis-Lee.

(2) The proposed offering price is estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the registration fee is based on $3.0315, the average of the high and low prices of the Common Stock reported on NASDAQ on June 13, 2000.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

               		   ULTRADATA SYSTEMS, INCORPORATED

                     			     Common Stock
                           1,746,801 Shares

   Six shareholders of Ultradata Systems, Incorporated are offering shares of Ultradata common stock to the public by means of this prospectus.

   Ultradata's common stock is listed for trading on the NASDAQ SmallCap Market under the trading symbol "ULTR."

   The six shareholders intend to sell the shares into the public market from time to time. The shareholders will negotiate with the market makers for Ultradata common stock to determine the prices for each sale. They expect each sale price to be near to the market price at the time of the sale.

   Purchase of Ultradata common stock involves risk. Please see "Risk Factors," which begins on page 5.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         The date of this prospectus is August  , 2000

                        TABLE OF CONTENTS


PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . .-4-
   Summary Financial Information . . . . . . . . . . . . . . .-4-

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . .-6-

YOU SHOULD NOT RELY ON
   FORWARD LOOKING STATEMENTS. . . . . . . . . . . . . . . . .-9-

DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . .-9-

CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . .-9-
   Market for the Common Stock . . . . . . . . . . . . . . . -12-

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
   FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . -12-

BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . -20-
   Handheld Travel Computers . . . . . . . . . . . . . . . . -20-
   GPS Products. . . . . . . . . . . . . . . . . . . . . . . -25-
   Internet-Based Navigation . . . . . . . . . . . . . . . . -27-
   Employees . . . . . . . . . . . . . . . . . . . . . . . . -30-
   Description of Our Property . . . . . . . . . . . . . . . -31-
   Legal Proceedings . . . . . . . . . . . . . . . . . . . . -31-

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . -31-

PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . -36-

DESCRIPTION OF OUR SECURITIES. . . . . . . . . . . . . . . . -38-
   Common Stock. . . . . . . . . . . . . . . . . . . . . . . -38-
   Series A Convertible Preferred Stock. . . . . . . . . . . -39-

SELLING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . -40-
   Plan of Distribution. . . . . . . . . . . . . . . . . . . -43-

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . -44-

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . -44-

ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . -44-

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . -46-



                      			 PROSPECTUS SUMMARY

                   Ultradata Systems, Incorporated

     Ultradata supplies directions to travelers through portable units. In addition, we own a one-third interest in the DriveThere.com Website, which provides our directions via the Internet. Our products and services are based on our patented data compression technology. For several years, Ultradata has manufactured and marketed hand-held computers which provide travel information (directions, services, amenities, etc.), edited for particular markets. In the next few months, we expect to enter the market for automotive GPS-based (i.e. "global positioning satellite") directional systems with the Travel Star
24. Travel Star 24 is a low-cost, portable navigation unit for the automotive after-market. The Travel Star 24 is capable of calculating routes, following the route, providing audible turn-by-turn prompts, and locating over 300,000 services and amenities across the U.S.A. At a suggested retail price under $400, the Travel Star 24 should compete favorably with existing products with similar capabilities, which generally sell for $600 and up, as well as with the original equipment systems that are priced in the thousands of dollars.

     Ultradata has only one office, which is located at 9375 Dielman Industrial Drive, St. Louis, Missouri 63132. Our telephone number is 314-997-2250.

The Selling Shareholders

     Six shareholders are using this prospectus to sell shares of Ultradata common stock to the public. Five of them acquired the shares as a result of a private financing of Ultradata in May, 2000. The sixth is partner with Ultradata in the joint venture called "Influence Data L.L.C.," which operates the DriveThere.com Website. We gave our partner an option to purchase Ultradata shares to encourage its dedication to the joint venture.

Outstanding Shares

     Ultradata has issued two classes of stock: common stock and Series A Convertible Preferred Stock. On the date of this prospectus there were
    3,193,415      shares of common stock outstanding.   In addition, there
are warrants, options and contract rights outstanding that could lead to additional shares of common stock being issued. We cannot determine at this time the number of additional shares that could be issued, because some of the contract rights are based on the future market price of our common stock.

Summary Financial Information

     The information for 1999 and 1998 and the 1st quarters of 2000 and 1999 is derived from the financial statements included at the end of this prospectus. The information for 1997 is derived from the financial statements included in our Annual Report on Form 10-KSB for the year ended December 31, 1997. The information for the 1st quarters of 2000 and 1999 has not been audited, but, in our opinion, we have made all adjustments necessary for a fair presentation of the financial results for those quarters. Results for the 1st quarter of 2000 are not indicative of the results that can be expected for the year.


							 1st Qtr.   1st Qtr.
Statement of       Year Ended   Year Ended  Year Ended    2000        1999
 Operations         12/31/99     12/31/98    12/31/97  (unaudited) (unaudited)
-----------------------------------------------------------------------------
Net Sales         $ 5,566,626  $ 7,234,075  $13,817,231 $ 289,687  $1,083,791

Cost of Sales       3,151,046    4,172,201    5,657,525   175,116     536,754
                    ---------    ---------    ---------   -------   ---------
Gross Profit        2,415,580    3,061,874    8,159,706   114,571     547,037

Research &
 Development          358,357      672,090    1,022,095    96,233      99,226

Selling, General
 & Administrative   3,875,539    5,749,351    6,867,857   522,751   1,254,001
                    ---------    ---------    ---------  --------   ---------
Operating
 Profit/(Loss)     (1,818,316)  (3,359,567)     269,754  (504,413)  (806,190)

Other Income/(Expense)191,302      303,750      225,575   (15,522)   107,368

Income Tax
 Benefit/(Expense)   (370,236)     725,024     (158,225)        -          -
                    ---------    ---------     --------  --------   --------
Net Income/(Loss) $(1,997,250) $(2,330,793)   $ 337,104 $(519,935) $(698,822)
                   ==========   ==========     ========  ========   ========
NetIncome/(Loss)
 Per Share        $     (0.64) $     (0.71)   $    0.10 $   (0.17) $   (0.22)
                   ==========   ==========     ========  ========   ========

Weighted Average
 Number of Shares
 Outstanding        3,122,138    3,299,636    3,425,130 3,105,235  3,154,682



 Balance Sheet                                            3/31/00
  Data             12/31/99     12/31/98    12/31/97    (Unaudited)
  -----------------------------------------------------------------
Working Capital    $4,455,812  $ 6,038,519  $10,607,580 $4,342,552

Total Assets        7,308,792   11,220,648   12,798,694  7,000,250

Long-term Liabilities 130,406      171,850      200,524    140,398

Total Liabilities     549,084    2,733,403    1,139,125    446,522

Shareholders'
 Equity             6,759,708    8,487,245   11,659,569  6,553,728



                      			      RISK FACTORS

     You should carefully consider the risks described below before buying our common stock. If any of the risks described below actually occurs, that event could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

     We may not become profitable.

     During 1998 and 1999 combined, we lost over $4.3 million. Our working capital was reduced from $10 million to $4 million. In the first quarter of
this year, we lost an additional     $519,935.      Unless our sales increase
significantly, we will continue to sustain losses.

     If the products that we are introducing in 2000 are not successful, the future viability of our business will be in doubt.

     In the past two years, our sales have fallen sharply, we have used up a large portion of our working capital, and the price of our Common Stock is only about one-third of its price two years ago. Many people, both inside our company and in the investment community, consider our entry into the GPS market and the world of e-commerce as the test of our ability to develop and grow as a company. If we fail to capitalize on those opportunities in 2000, whether due to poor planning or factors beyond our control, we will end the year with our working capital seriously depleted, and our failures will likely prevent us from obtaining additional capital.

     We have recently changed the way we sell our handheld computer products, in an effort to reverse the decline in sales. We will not know until late this year whether the new strategy is effective.

     From 1995 until 1998, we sold our products to retailers and directly to consumers. We solicited direct sales primarily through catalogs, magazine ads, and by mail. This strategy led to steady sales growth, but only marginal profits, as our direct sales efforts were generally unprofitable. In 1998, therefore, we began to reduce our direct sales efforts, and to focus our marketing on mass market retailers such as Kmart, Kohl's and Target Stores.
As a result, 1999 we recorded much less in sales, but also recorded much smaller losses. We hope that the new strategy will lead to profitable operations during 2000; but we will not be know if we have been successful in reorienting our marketing efforts until later this year. If our efforts to sell hand-held products continue to be unprofitable, the drain on resources could significantly hinder our efforts to expand into the GPS and Internet markets.

     Our new strategy is to sell our products primarily to mass market retailers. This will make us dependent on a small group of large customers for most of our sales.

     Our decision to focus our marketing efforts on mass market retailers is likely to increase the percentage of our revenues attributable to large customers. In 1999 four customers each accounted for over 10% of our revenues. We expect the number of large customers to increase in 2000 and thereafter. This situation creates a risk that a significant customer may use its importance to force us to lower prices. In addition, our dependence on major customers means that the loss of business from one or more major customers could adversely affect our financial results.



     Several large marketing enterprises have become involved in the GPS market. We will attempt to compete in this market with relatively meager resources, and could be defeated by the efforts of one or more of our competitors.

     A product that performs substantially all of the functions of Travel Star 24 could appear on the market tomorrow, at the price we intend to charge for Travel Star 24. Indeed, the success of Travel Star 24, should it occur, is likely to propel the introduction of competitive products into the market. If the introduction of a comparable product were financed aggressively, Ultradata could find itself unable to market Travel Star 24 profitably.

     We may require additional funds to complete development of our GPS/Internet products.

     We are only now initiating development of our GPS/Internet products. As with any engineering development project, we cannot predict with assurance the cash that will be necessary to complete the development of these products. If the funds necessary to complete the GPS/Internet project exceed our cash resources, we will seek financing. If the funds are raised by issuing equity securities, you may experience a dilution of the value of your shares. If the funds are raised by issuing debt, we may be subject to a heightened risk of insolvency. But the worst result would be if the necessary funds could not be obtained. In that event, we could be forced to curtail or terminate our development efforts.


     We will require additional financing if Travel Star 24 is successful, in order to fund new orders.

     If the introduction of Travel Star 24 leads to a large demand for that product, we may need additional funds to pay the costs of manufacturing inventory. We will then have to either sell additional equity or finance the orders by some other means. If we are unable to secure the necessary financing, our efforts to establish Travel Star 24 in the GPS market could be severely hampered.

     We have limited experience in the automotive after-market or on the Internet. Our lack of experience may cause us to underestimate the challenges facing us in those markets.

     Our plan is to improve our financial performance by expanding our operations into new markets. This strategy carries the risk of the unknown. Many of our present customers could become customers for Travel Star 24. However, we expect to also distribute Travel Star 24 through marketing channels, such as auto parts dealers, with which we have limited experience. We may not anticipate circumstances involving competition, marketing strategy, regulation, or technology that prove harmful to our program for growth.

     Competition for qualified personnel in the GPS, wireless, and Internet industries is intense. If we are not able to hire and retain skilled personnel, our plans for growth could be stymied.

     Competition for highly skilled engineering and marketing personnel is intense because there are a limited number of persons available with the necessary technical skills and understanding of our products and markets. In particular, we are always actively seeking for engineers with experience in GPS and wireless applications, and they are in short supply. Our plans for development will not be realized unless we are able to hire and retain the necessary personnel.

     Our future could be adversely affected, if we lost the services of our Chief Executive Officer.

     Monte Ross has been the primary architect of our business strategy and marketing program. If his services were not available to us, Ultradata would likely be adversely affected until a replacement could be found. At present, we maintain a $1 million key man life insurance policy on Mr. Ross. The policy expires on November 24, 2000. In addition, we have an employment agreement with Mr. Ross, the term of which expires on October 1, 2000. The agreement provides that Mr. Ross may not compete with Ultradata for one year after termination of his employment.

     There is no market maker providing strong support for our common stock. As a result, the common stock is low-priced, thinly traded, and subject to relatively wide swings in price.

     For most of the past two years, with the decline in the Ultradata's business results, interest in our common stock within the investment community has waned. During the first half of 2000, there have been large gyrations in the stock price; but a strong sustainable market for the common stock has not developed. Unless interest in the common stock is sustained and a thriving market for the common stock reemerges, you may find it impossible to sell Ultradata shares at a profit, and may find it difficult to sell them at all.

     The Series A Preferred Stock will be converted into large numbers of shares of common stock, which will dilute the value of your shares.


     Ultradata has issued Series A Preferred Stock with a face value of $1,616,000. If we satisfy certain conditions regarding the market price and value of our common stock, we will issue an additional $1,404,000 of Series A Preferred Stock later this year. The Preferred Stock (plus an 11.25% annual accrual) will be converted into common stock at a rate which is tied to the market price of the common stock. If all $3,020,000 in Preferred Stock is issued, it will convert into at least 880,171 shares of common stock, which would be 21.6% of the shares outstanding today. Until May 16, 2001, the $3,020,000 in Preferred Stock could convert into as many as 1,653,497 common shares (34.2%). From May 17 until November 16, 2001, the $3,020,000 in Preferred Stock could convert into as many as 2,317,281 common shares (42.1%), if the bid price for the common stock is less than $2.66 for twenty trading days. And after November 16, 2001, there is no lower limit on the conversion rate. So after November 16, 2001 the $3,020,000 in Preferred Stock could theoretically convert into 99% of the outstanding common shares, which would render your shares virtually worthless.


              		       YOU SHOULD NOT RELY ON
		                   FORWARD LOOKING STATEMENTS

     This prospectus contains a number of forward-looking statements regarding our future prospects. Among the forward-looking statements are descriptions of our plans to restructure the marketing program for the Road Whiz line of products, to introduce GPS products to the market, and to develop products based on a GPS/Internet technology. These forward-looking statements are a true statement of our present intentions, but are neither predictions of the future nor assurances that any of our intentions will be fulfilled. Many factors beyond our control could act to thwart Ultradata in its efforts to develop and market its products, including factors discussed in
"Risk Factors" as well as factors we have not foreseen.   In addition,
changing circumstances may cause us to determine that a change in plans will be in the best interests of Ultradata.


			  DIVIDEND POLICY

     We have never declared or paid any dividends on our     common      stock.
We expect to retain future earnings, if any, for use in the operation and expansion of our business, and do not anticipate paying any cash dividends in the foreseeable future.

			  CAPITALIZATION

Outstanding Derivative Securities

     On the date of this prospectus, there were     3,193,415      shares of
     common stock outstanding. However, there were also options, warrants and convertible preferred shares outstanding that could lead to the issuance of additional common stock. The following table identifies these out-standing derivative securities. The number of shares into which the Series A Preferred Stock is convertible depends on the market price of the common stock at the time of conversion. In this table, we are presenting the number of common shares that would be issued if the Preferred Stock
     were converted at the "Floor" price of     $2.00,      which is the
     conversion price applicable on the date of this prospectus.


						   Number of Common
     Derivative Security                           Shares Issuable

     Incentive Stock Options, exercisable at
      $2.00 to $7.39                                     322,065
     Other Options, exercisable at $2.50 to $5.00        906,506
     Series A Preferred Stock                            830,725
     Option to purchase 160 shares of Series
     A Preferred Stock, exercisable at
     $1,000 per preferred share                           80,000
                                                       ---------
                                  Total                2,139,296 ( 40%)

     Common Shares Currently Outstanding               3,193,415 ( 60%)
                                                       ---------
                                                       5,332,711 (100%)
                                                       =========


Securities Purchase Agreement

     On May 10, we signed a Securities Purchase Agreement with two Toronto-based investment funds: BH Capital Investments, L.P. and Excalibur Limited Partnership. The agreement provides that we will sell to the funds Series A Convertible Preferred Stock and Common Stock Purchase Warrants to purchase common stock for $5.00 per share.

     The Securities Purchase Agreement provides for two closings, at each of which Ultradata will sell Preferred Shares and Warrants to the funds, each of which will purchase 50% of the securities. The first closing occurred on May 16, 2000, at which time the funds paid a total of $1,600,000 for 1,600 shares of Series A Preferred Stock and warrants to purchase 478,506 shares of common
stock.          A second closing, at which the funds will purchase Preferred
Shares and Warrants for a total of $1,400,000, may occur. If the second closing occurs, the funds will purchase 1,400 shares of Series A Preferred Stock and warrants. The terms of the warrants issued at the second closing would be identical to those issued at the first closing, except that the warrants then issued will allow the funds together to purchase a number of shares equal to $1,400,000 divided by the 5-day average closing price of the common stock preceding the second closing.

     The second closing will occur only if the following conditions are satisfied or are waived by the funds:



     * The registration statement containing this prospectus must have been declared effective by the SEC, and have been effective for a period of 40 trading days.

     * The average daily trading volume of the common stock for the 30 trading days preceding the second closing must have been no less than 75,000 shares.

     * The average of the closing bid prices for the common stock for the 30 trading days preceding the closing must be no less than $4.50.

     We made a number of covenants to the funds in the Securities Purchase Agreement, which included the following:

     * Until November 16, 2000, we will not issue any securities for the purpose of financing without the approval of the funds.

     * The funds will have a right of first refusal on any sale of securities by us during the next twelve months.

     A number of penalties have been built into the Securities Purchase Agreement to compensate the funds if we fail to satisfy our covenants. The most significant of the penalties are:



     * If the SEC has not declared effective the registration statement containing this prospectus before August 15, 2000, we must pay the funds an amount for each day of delay equal to .0005 times the closing ask price times the number of shares which the funds could acquire on conversion and exercise of the securities they purchased at the first closing.

     *  If the funds are unable to convert any of the Preferred Stock into
        freely-tradeable common stock,         because this prospectus is not
	available or for any other reason, the funds can force us to redeem the Preferred Stock that could not be converted. The redemption price would be the greater of (a) 130% of the purchase price plus 11.25% of the face value from the date of issuance or (b) the number of shares of common stock that the funds would have received on conversion multiplied by the five day average closing ask price.


     Because there are conditions that are outside of our control which could force us to redeem the Preferred Stock, we will be treating the sale of the Preferred Stock and Warrants as mezzanine equity on our balance sheet. This means that the carrying value of the Preferred Stock will be reflected on the balance sheet but not as a component of Stockholders' Equity.



Market for the Common Stock

     Our common stock is listed for quotation on the NASDAQ SmallCap Market under the trading symbol "ULTR." The following table sets forth the bid prices for our common stock as quoted on NASDAQ for the eight quarters starting
January 1, 1998 and ending December 31, 1999 and the first     two quarters
     of this year.

Bid


Quarter Ending      High     Low
--------------------------------------
March 31, 1998      $ 6.50   $ 3.75

June 30, 1998       $ 4.50   $ 3.25

September 30, 1998  $ 4.63   $ 2.25

December 31, 1998   $ 3.13   $ 2.00

March 31, 1999      $ 2.75   $ 1.44

June 30, 1999       $ 2.00   $  .94

September 30, 1999  $ 2.00   $ 1.38

December 31, 1999   $ 2.06   $ 1.13

March 31, 2000      $16.126  $ 1.00

June 30, 2000       $ 6.94   $ 2.12

     Our shareholders list contains the names of 139 registered shareholders of record. Based upon information from nominee holders, we believe the number
of owners of our common stock exceeds     3,000.

         	       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
	            FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with our Financial Statements and the notes to the Financial Statements, which appear at the end of this prospectus. A summary of the Financial Statements appears in the Prospectus Summary at the beginning of this prospectus.


Overview

     One factor has been dominant in causing our poor financial results over the past two years: our inability to sustain the high level of sales of the hand-held products at upscale retail prices that we realized in 1996 and 1997. Beginning in 1998, we have been transforming our marketing efforts away from a primary focus on the "upscale" market. Initially we devoted a large portion of our effort to direct marketing through magazines, mailers and bill inserts, as well as by televised appearances on the QVC Shopping Network. This strategy generally proved to be a mistake, as the cost of the marketing effort often exceeded the revenue we obtained from it. The one exception was our on-going relationship with QVC, which has been the source of over 19% of our revenue in each of the past two years. We expect QVC to again be a significant source of revenue in 2000.

     In 1999, therefore, we again shifted our focus, this time to mass market retailing, of the sort you associate with Kmart, Kohl's, and Target Stores, to name three of our new mass market customers. The reduction of our prices to mass market levels required major adjustments to our cost structure - in other words, if you are selling the same product this year for $19.95 that you sold for $49.95 last year, you had better be cutting your costs and eliminating any part of your business that isn't immediately profitable. During the second half of 1999 we made the cuts and performed the streamlining. That made 1999 a transition year, with reduced sales and not-yet-efficient operations leading again to losses, albeit losses substantially reduced from 1998.

     In the second half of 1999, we did make a major overhaul of our cost structure in an effort to position our handheld business for future profits. The change in marketing strategy toward mass market retailers and private brands made possible efficiencies that were unavailable when we were focused on an upscale market involving direct sales and specialty retailers. The three primary changes facilitated by this conversion were:

     - a significant reduction in overhead expenses as a result of the relative efficiency of marketing through mass market retailers. The reduction included a 20% reduction in our labor force, reductions in executive compensation, and a more efficient use of our facility that, combined, brought our overall personnel cost down by 27%

     - significant reductions in advertising and marketing expense; and

     - development of new supplier relationships facilitated by the higher unit volumes involved in mass market retailing. These new relationships have resulted in dramatic decreases in product cost through the application of "chip-on-board" manufacturing processes, and have reduced assembly labor costs. At year-end 1999 raw product costs had been reduced by as much as 40% for some products.

    The positive benefits of these adjustments to our cost structure began to be realized in the 4th quarter of 1999, when we achieved income from
operations on a quarterly basis for the first time in two years.   This
occurred even though the full benefit of our recent reduction in product costs was not realized in that quarter, since we determine the cost of our products
on a FIFO ("first-in, first-out") basis.   We will not know with assurance
until after 2000 whether the reorientation of our marketing focus and the ancillary restructuring of our cost structure will stabilize our handheld travel computers as a profitable line of business. We need to re-establish the handheld units as a stable foundation for our business, so that we can devote our financial resources to our development projects without fear of being left without adequate resources to sustain operations.


RESULTS OF OPERATIONS

    Three Months Ended March 31, 2000 Compared to Three Months
    Ended March 31, 1999

    Sales. During the first three months of this year, our sales virtually disappeared. Net sales were $289,687, compared to $1,083,791 for the first quarter of 1999. There were several reasons for the dramatic fall-off in sales, some of which were actually positive for us:

    - We have been eliminating sales efforts that have been unprofitable. For example, in the first quarter of 1999 we had revenues of $452,759 (41.8% of total revenue for the quarter) from a direct-mail insert program. That kind of marketing proved to be very unprofitable for us, however. For example, the expense of the direct mail program that produced those 1999 revenues was almost $500,000. That meant we had lost money on the sales, even before we paid any of our other expenses or costs. For this reason, we have eliminated almost all of our direct marketing efforts. As a result, our selling expense during the first quarter of 2000 was $78,959, compared to $718,510 in the first quarter of 1999.

    - During 1999 all of our relationships with mass market retailers were on a special order basis. In other words, the retailers placed orders with us for a quantity of our products, put them on their store shelves, and measured how quickly they sold. Since gift-buying is a major impetus behind the sales of our handheld computers, these buying programs were scheduled for the holiday season, without
       follow-on to this year.   However, we do not expect this riches-or-
       rags scenario to continue.   Our two largest mass market customers,
       Kmart and Target Stores, have introduced our products into plan-o-gram, which means they will keep their shelves stocked with our products. We are working intensively to establish our products in the plan-o-gram programs of other mass market retailers.

    Gross Profit. Our gross profit margin for the first quarter of 2000 was only 39.5%, compared to 50.5% in the first quarter of 1999. For the past two years our gross profit margin has averaged 44%; so both quarters were relatively aberrant. The explanation for the aberration is that orders for delivery in the first quarter tend to be specialty items that do not reflect the general trends of our sales. Over the next year, we expect our gross profit margin to gradually increase from the 44% benchmark established in 1999 and 1998.

    G&A Expense. General and administrative expenses, for the first quarter of 2000 totaled $443,792, compared to $535,491 for the first quarter of 1999. This decrease of $91,699, or 17.1% reflects executive salary reductions and other cost-cutting measures made in the second half of 1999.


    R&D Expense. Research and development expense decreased $2,993 or 3.0%, to $96,233 during the first quarter of, 2000 compared to the first quarter in 1999. We kept our research and development expense at this relatively low rate because we were concerned that our cash resources would not be sufficient to both sustain operations and fund an aggressive research and development program. In May, 2000, however, we received net proceeds of $1,265,000 from the sale of Series A Preferred Stock and Common Stock Purchase Warrants to two investment funds. We expect to devote virtually all of those funds to completing the development of our Travel Star 24 and initiating development of our GPS/Internet technology. Our contract with the investment funds provides that we will sell them a second tranche of securities in the Fall of this year if certain conditions relating to the market price and volume of our common stock is met. At the present time, we have not met those conditions. If nevertheless, the sale of the second tranche occurs, we will devote those proceeds to research and development as well, which will allow us to pursue our engineering goals in an aggressive manner.




    Other Income.  We incurred a loss of $15,522 from "other income/expenses in the first quarter of 2000, compared to non-operating income of $107,368 for the first quarter of 1999.  The principal cause of the difference was a
loss of $120,000      that we recorded as a result of our one-third interest in
the operations of Influence Data, L.L.C. We did not own that interest in the first quarter of 1999. We hope that as the Website, DriveThere.com, acquires a larger coterie of regular users, Influence Data will become a source of profits, but we cannot predict when that will occur. We also look forward to growth in our other equity investment, Talon Research & Development, Ltd., which would increase our "other income."

    Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

    Sales. The full impact of our revised marketing strategy for the handheld products was felt in 1999 sales. After the first quarter, we eliminated almost all direct market selling activity, since we had proven unable to sell our products profitably through direct channels. Instead, we set out to develop a group of large retailers as the core customers for our handheld products: some specialty retailers such as The Sharper Image, with whom we had established relationships, but more towards mass market retailers such as Kmart and Kohl's. As a result of the changes we were undergoing during 1999, product sales for 1999 decreased by $1,417,178 (20.3%) to $5,566,626, compared to 1998. In addition, during 1998 we had recognized $250,271 in revenue from our government contract business that was suspended at the end of 1998.

    Gross Profit. Our gross profit margin was not significantly changed from 1998 to 1999, averaging 44% in both years. The efficiencies that we put in place in 1999 would have increased our gross profit margin, but for three factors that counterbalanced the efficiencies:

    - Our movement to lower-priced retail sales involves the elimination of some of the gross profit in each sale, although we hope to compensate by increasing the volume of sales.

    - Since we account for inventory on a FIFO basis, the cost advantages of our new manufacturing arrangements were not reflected in sales until near the end of 1999.

    - Gross profit was reduced in 1999 by residual expenses attributable to our government contracts business that was suspended in 1998.

    Inventory. One problem that has plagued us for several years has been the obsolescence of inventory that occurs as our markets change. Particularly at the end of 1998, this has resulted in sizeable write-offs which result in an unfortunate wasting of our net worth. Inventory write-offs are a particular problem as they tend to skew the year-to-year comparisons of our financial results - i.e. a problem which is essentially accretive over time becomes an expense only in the period when we reach the conclusion that inventory has become unmarketable, causing us to take the write-off.

    Late in 1999, we implemented a program that should greatly reduce the problem of inventory write-offs. We contracted to barter our slow-moving inventory. Under this new arrangement, we transfer the inventory at fair value in exchange for print advertising credits. The arrangement requires us to purchase $2.50 in advertising for every $1.00 of credit, which means we make a commitment of $1.50 in cash. So, while this arrangement has committed us to purchase $620,640 in print advertising over the next two years, our cash commitment is only $372,384.

    S,G&A Expense. As discussed in the "Overview" above, our reorientation to lower-priced mass market sales enabled us to initiate cost-cutting measures during 1999. For the most part, these measures became effective only in the second half of the year, and our financial results suffered from the inefficiencies that are customary in a transition period. Important among our efforts to restructure expenses were:

    - We reduced our workforce, so that by year-end our personnel expense had been reduced by 27%;

    - We reduced our facilities expenses, since mass market retailing does not require the personnel or the space that is necessarily devoted to customer service in a direct marketing business;

    - We reduced our manufacturing costs by almost 40% by working with a new offshore manufacturer with chip-on-board capability;

    - We reduced our selling expense from $2,931,150 to $1,812,524, primarily by reducing advertising and marketing by $970,661.

    R&D Expense. In 1999, we reduced research and development costs by $313,733, or 46.7%, to $358,357 compared to $672,090 in 1998. In addition, we capitalized $110,214 of costs for the internally developed software tools necessary for Travel Star 24 , which will be amortized over five years beginning when the Travel Star 24 first goes on sale. The reduction in R&D expense was part of our efforts to control our costs as we reorganized our marketing effort. With the proceeds of the recent private placement, we expect to increase our research and development activities aggressively.

    Other Income. Our non-operating income was reduced to $191,302 in 1999 from $303,750 in 1998. The significant parts of this "other income" were:

    - Our interest income, net of expenses, fell by $63,974, primarily as a result of the significant operating losses realized in 1998 and 1999, which reduced our cash balances.

    - During 1999, we increased our interest in Talon Research and Development Company, Ltd. by 6.0% to 24.9%. Talon has been growing rapidly, and its management expects a continuation of this trend. Our share of Talon's net earnings during 1999 was $61,496. However, we are required to amortize over nine years the difference between the price we paid for our stake in Talon and 24.9% of Talon's net assets. That amortization cost of $71,081 led us to report a loss from our investment in Talon of $9,585.

    - During 1999 we established a strategic presence in e-commerce by participating in a joint venture called Influence Data, L.L.C. The joint venture launched its road travel portal Website, www. DriveThere.com, on October 29, 1999. The portal offers a complete bundle of road travel products, including services, insurance, and
       license and vehicle information.   Our share of the start-up losses
       of the joint venture during 1999 was $60,386. In addition, we are required to amortize the difference between our initial contribution to the capital of the joint venture and our share of its net assets. That amortization cost of $11,147 led us to report a loss from our investment in Influence Data, L.L.C. of $71,533.

    - We realized royalty income of $127,473 during 1999 from IdeaVillage. This income is the result of an arrangement in which IdeaVillage licenses from us a unique version of the Road Whiz , funds the manufacturing process directly, distributes the product through the Radio Shack stores, and pays us a royalty on the sale.

    Net Loss. We had a loss before taxes of $1,627,014 for 1999, compared to $3,055,817 in 1998. However, because of our continuing losses, we decided that it would be appropriate to take a reserve against the value of our deferred tax asset. This tax asset had been built up in previous years, representing the value that our tax loss carryforwards will have in future years. The reserve we took in 1999, which increased our loss by $370,236, reflected the fact that the carryforwards will never be of value unless we become profitable. Although we believe that we will become profitable, we considered the reserve appropriate in light of our historical losses . As a result, our net loss in 1999 was $1,997,250, compared to a net loss of $2,330,793 in 1998, which had been alleviated by an "income tax benefit" of $725,024.

Liquidity and Capital Resources

    Although our working capital has atrophied substantially over the past two years due primarily to our operating losses, at March 31, 2000 we still had over $4.3 million in working capital, which we believe to be substantially greater than most companies of our size. On May 16, 2000 we added
    $1.265      million by selling securities to two investment funds.  So we do have sufficient working capital to sustain our operations and introduce our new products, provided that we can stop the atrophy in our handheld business through our new strategy of developing mass market customers and opening new distribution channels.

    Although working capital was reduced by $1.5 million during 1999, our cash position remained stable. This compared favorably with 1998, when our operations consumed $1,674,874 in cash, due to our unprofitable sales strategy. Stabilization in 1999 occurred because we achieved positive cash flow from operations of $518,664, as a result of the conversion of accounts receivable and inventory to cash. The cash flow from operations in 1999 was counterbalanced by $550,496 in cash flow used in investing activities, primarily $400,000 that we restricted to guarantee a letter of credit for Talon and $110,214 that we spent to develop software tools for compressing roadmap topology into a format suitable for Travel Star 24 . This latter amount was capitalized, and will be amortized over the five years after we first sell Travel Star 24 . During 1998, by comparison, our investing activities used $1,381,784 in cash, the greater portion of which was used to invest in Talon. In addition, during 1998 we used $770,219 to repurchase our common stock, a practice that used only $2,125 in 1999.

    At March 31, 2000, we had $1,903,003 in cash and cash equivalents, compared to $1,220,134 at December 31, 1999.  Our operating activities during
the first quarter of this year provided cash totaling     $419,795, primarily
due to the collection of $1,044,240 in accounts receivable.  Those collections
were partially offset by a net loss of $519,935      for the quarter, an
increase in inventory of $106,736, and a reduction of accrued expenses and other liabilities of $153,494. By comparison, our operations consumed $227,160 in cash during the first quarter of 1999, as the cash from receivables collected during that quarter was exceeded by the increases in our accrued payables and expenses. During neither the first quarter of 2000 nor the first quarter of 1999 were material amounts of cash provided by or used in investing and financing activities, with the exception that during the first quarter of 2000 we added to cash $314,625 when employees exercised stock options.

    During 1999, we negotiated a lending agreement with Southwest Bank of Missouri that provides a credit facility of $1 million, which includes a $400,000 letter of credit facility for Talon. The credit is secured by our accounts receivable, inventories and equipment, with an interest rate of 1%
over Prime Rate.  The credit facility expires on July 1,     2001.

    Our liabilities were greatly reduced during 1999, and were equivalent to less than twelve percent of our current assets at year-end and less than ten
percent of our current assets at March 31, 2000.   Since we rely on outside
vendors for all of our manufacturing, our operations do not require substantial capital expenditures other than for the periodic purchase of tooling, test equipment, and fixtures. During 1999, our capital expenditures were limited to the $115,468 we invested in development of software tools for Travel Star 24 and our contributions to Talon and Influence Data. At March 31, 2000 we had no material capital spending commitments outstanding.
    In June 2000, however, we amended our purchase price and paid an additional $200,000 to Influence Data, L.L.C.


    Because we have gotten the cash requirements of our handheld business stabilized, our working capital and cash reserves appear to be sufficient to sustain over the coming year the level of business that we experienced during 1999. That leaves us with one near-term liquidity issue: the cash we will need for development of new products. We hope to obtain the cash for new product development by a second closing with the investment funds that are purchasing our Series A Preferred Stock. If that closing occurs, the funds will purchase $1.4 million in additional securities, which should be sufficient for our development requirements. It is a condition to that second closing, however, that our stock be trading for thirty days at a bid price of $4.50 with average daily volume of 75,000 shares. At the present time, the bid price of our common stock is less than half of $4.50, and its trading volume is far less than a 75,000 share average. So unless the market for our common stock improves dramatically or the funds waive the conditions, the second closing will not occur. If the closing does not occur, we will have to seek equity financing elsewhere or delay our development activities.





Impact of Accounting Pronouncements

    In June 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133 "Accounting for Derivative Instruments and Hedging Activities" (FAS 133). FAS 133 requires derivatives to be recognized as assets or liabilities on the balance sheet and measured at fair value. Changes in the fair value of derivatives should be recognized in either net income or other comprehensive income, depending on the designated purpose of the derivative. We will be required to implement this policy on January 1, 2001. We have not yet determined what effect this policy will have on our financial position or results of operations.


Accountants

BDO Seidman, LLP audited our financial statements for 1999 and 1998. Previously, KPMG LLP audited our financial statements for 1997 and 1996.
On July 24, 1998, our Board of Directors dismissed KPMG LLP from its engagement to audit our 1998 financial statements. The report of KPMG LLP on our 1997 and 1996 financial statements did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. We did not have, in connection with the audit of our 1997 or 1996 financial statements or any subsequent period, any disagreement with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to KPMG LLP's satisfaction, would have caused KPMG LLP to make reference in connection with its reports to the subject matter of the disagreement.



                         			     BUSINESS

Overview

    Since 1987 we have been engaged in the business of selling handheld computers that provide travel information. The products are based upon a data compression technology that we developed, portions of which we have patented. Recent developments in communications technology have opened up new opportunities for us to use our technology. Therefore, we still sell our handheld computers, but over the past three years we have been expanding the scope of our operations:

     - In 1998 we acquired an 18.9% interest in Talon Research &
       Development, Ltd., which manufactured GPS ("global positioning satellite") antennas that can be combined with our database to create a variety of travel products. We increased our interest in Talon to 24.9% in 1999.

     - In 1999 we helped to form a joint venture called Influence Data, L.L.C., which provides travel services, including directions, over the Internet.

     - In the Fall of 2000 we expect to begin selling our Travel Star 24 , which combines our travel information with a GPS antenna to enable a driver to obtain his location and directions to his destination while he drives.

     - We have begun development of an enhanced version of our GPS product that will include a cellular transceiver to permit the driver to use the product to access the Internet while traveling.

    Our research & development expenses were $358,357 and $672,090 for the years ended December 31, 1999 and 1998, respectively.


Handheld Travel Computers

    The Road Whiz  Line of Products

    Our core business is a line (currently 16 products) of hand-held computers that utilize our proprietary data compression technology to provide a library of information in a pocket-size box. Most of the products contain travel information, customized to specific markets, and so the flagship products have carried variations of the trademark "Road Whiz." Within the chip that powers a Road Whiz can be found information compiled by our army of "Road Helpers" regarding over 100,000 services and amenities along the U.S. Interstate Highway System and directions on how to reach the service or amenity of choice. Some versions of the Road Whiz also contain information about services and attractions within the cities linked by the Interstate Highway System. The service information provided by a Road Whiz product includes directions and mileage to gas stations, hotels, motels, hospitals, and 24-hour restaurants, as well as highway patrol emergency numbers. We sell our handheld products through independent sales representatives, mass merchandise retailers, catalog companies, department stores, office supply stores, direct mail promotions, luggage stores and selected television shopping channels.

    Among the hand-held products we currently offer are the following:

    Road Whiz Plus and Super Road Whiz provide complete routing information for over 90 cities, giving driving distances, driving time and detailed directions. Both products are designed to be marketed by mass merchandise retailers, such as Kmart and Kohl's. Road Whiz Ultra has similar capabilities, but is designed primarily for sale on the QVC television network. In addition, we sell a unit containing the Road Whiz database but named Car & Driver as a private label of the Target Stores chain.

    Ultrafinder is a more powerful travel unit, which features a two-line display and an updatable plug-in memory module, while providing specific city information to supplement the Road Whiz database of highway information. Ultrafinder is intended primarily for direct marketing, such as advertisements in Sky Mall magazine.

    Town & Country provides a list of 60,000 services along the nation's highways and directions to over 7,000 towns connected by the Interstate Highway System. We sell this product through upscale retail locations, such as Brookstone and Rand McNally. The Road Whiz RV Special adds to the standard Road Whiz features useful for an RV owner, such as the location of dump stations and the availability of parking for recreational vehicles at restaurants.

    AAA TripWizard is the product of a joint effort between Ultradata and the American Automobile Association. The product combines AAA's database and ratings with Ultradata's Road Whiz database to provide turn-by-turn directions to AAA-rated facilities across the country. AAA TripWizard is sold through AAA travel stores as well as upscale retailers such as Brookstone and Sharper Image.

    The hand-held products generally retail between $19.95 and $49.95. We recommend that consumers update their units every one or two years, and sells the updates for $19.95 or $29.95 plus $4.95 shipping and handling.

    Our New Marketing Strategy

    After our initial public offering of securities in 1995, we were able to commence widespread marketing of the handheld products. We priced them to the upper range gift market ($49 to $129) and focused our marketing efforts on direct sales through television and print ads, as well as through a sales representative network. That strategy was successful in expanding our sales for three years, while the products were new to the market. The expansion of sales, however, did not bring with it a proportionate expansion of profits. Too many of our marketing techniques were only marginally profitable, and as our products lost some of their newness, marketing techniques such as direct mailing produced diminishing returns. For that reason, beginning late in 1998 we revised our marketing strategy. The products (except for the high performance units, such as Ultrafinder) now generally retail for $19.95, and marketing is focused on mass market retailers and custom-branded private label units. At this price point, we hope to achieve sufficient volume that economies of scale, combined with new low cost manufacturing methods initiated in the 4th quarter of 1999, will permit us to operate profitably, even at a lower level of annual sales.

    Retail distribution through mass merchandise channels accounted for over 50% of our revenue in 1999, as revenue from sales to Kmart, Target Stores. United Marketing Group, and The QVC Television Network each accounted for over 10% of 1999 revenue. End of year results from this program look promising, as Kmart completed a successful holiday season promotion, and has introduced the Road Whiz product into plan-o-gram, which involves everyday sales and reorders of the product. Target Stores, likewise, has introduced a product into plan-o-gram, in Target's case a private-labeled version of the Road Whiz line named "Car & Driver."

    Four customers accounted for 10% or more of our sales in 1999, and, in the aggregate, accounted for 55% of sales. The loss of our largest customer would have resulted in a loss of sales of approximately 20%. The customers to whom over 10% of sales were made in either of the past two years are identified in the following table.

    Customer          1999       % of Sales   1998          % of Sales

    QVC              $1,102,246    19.8%     $1,379,148       19.7%
    Kmart               813,792    14.6%              -          -
    United Marketing
     	 Group            582,260    10.5%              -          -
    Kohl's              575,184    10.3%              -          -
    Roy Thomas, Inc.          -       -       1,508,634       21.6%
                      --------------------------------------------
    Total            $3,073,482    55.2%     $2,887,782       41.3%
                      ============================================

    The percentage of revenue attributable to mass merchandise channels is expected to grow in 2000, although the relative contribution of any individual chain or channel should decrease over time as we expand our distribution network to include other merchandising giants. Road Whiz products are currently sold in stores representing less than 5% of the ACV (all commodities volume) in U.S. retail. So we intend to aggressively seek expansion to other store chains. For example, in December Radio Shack completed an intense holiday promotion with sales of 90,000 units.

    Central to the new marketing strategy is our effort to develop a variety of distribution paths, so as to maximize our penetration of the potential market for our products. To date, in addition to our sales to retailers, the following types of distribution have been put in place:

     - Private Branding. The leading example of the private label marketing strategy was the introduction in 1999 of the AAA TripWizard as a joint venture with the American Automobile Association. The database for this product was customized to include both our core database of over 100,000 services and amenities as well as turn-by-turn directions to restaurants, lodging facilities, camping and service facilities approved by AAA, along with their AAA diamond-rating or
       AAA approved status. Initially, the product retailed at $49.95 through the upscale retailers The Sharper Image and Brookstone's.,
       and results were disappointing.   AAA has agreed to a substantial
       reduction in the retail price of the AAA TripWizard , which will facilitate marketing to AAA's network of affiliates, which consists of 93 clubs, 1,100 offices and over 41 million members in the United States.

     - Licensing. The Radio Shack promotion was organized by Ideavillage.com, which provided display advertising and point-of-purchase materials, as well as print and television advertising support. We developed a version of the Road Whiz labelled Auto Pilot for distribution by Ideavillage.com, which purchases the product directly from the assembler, except for key chips which are purchased from us. Ideavillage.com then pays us a royalty on product sales.

     - Direct Response Marketing. At the end of May we received orders for over $2 million (with an additional $1 million of add-on orders indicated) from Media Syndication Global. Media Syndication Global specializes in multi-media direct response marketing. Although we failed in our efforts at direct marketing of the handheld products, Media Syndication Global has resources and expertise in this area that we lacked, and its initial test marketing of our products was sufficiently successful to lead it to order $2 million of handheld products for delivery in 2000.

     - Marketing Partnership.   During 2000 the Road Whiz  line will be
       expanded by the introduction of a unit we developed in cooperation with United Marketing Group, the organization responsible for the ITC-50 hotel discount booklet. That 50%-off hotel discount guide, which normally retails for $20, will be embedded in a new Road Whiz unit that will have a suggested retail price of $39.95, but likely sell for $29.95 in mass markets. The product will be test-marketed through a retail store chain and via a direct mail program organized by United Marketing Group.

    If our new marketing strategy is successful, the result will be an increase in sales revenue with a significant reduction in selling and administrative expense, as the costs attendant to direct retail marketing are reduced. Even though the exponential growth rate that we achieved in 1996 and 1997 is unlikely to be replicated, stabilization of our core business at even a modest level of profitability would provide a foundation on which we could pursue dynamic growth through our entry into the GPS and Internet markets.


    Manufacturing

    We do not manufacture any of our products. We retain assemblers to manufacture the products. We procure the microprocessors and memory chips and other unique items, and supply them to the assembler.

    To date, there are two manufacturers to whom we have contracted most of our assembly work. Once each year, these manufacturers quote prices to us based upon estimated annual quantities. Then we place individual purchase orders for production. Our arrangements with these manufacturers - up to the point of a purchase order - are terminable at will by either party. If either or both of the manufacturers became unavailable to us, alternate sources would be readily available. Nevertheless, the sudden loss of one of the manufacturers or unanticipated interruptions or delays from present manufacturers would likely result in a temporary interruption to our planned operations.

    Backlog

    As of July 27, 2000 our total backlog was approximately $5,600,000 compared to backlog of approximately $1,900,000 on July 27, 1999. All of the current backlog is for delivery in 2000.


    Patents

    We own two patents that are utilized in our Road Whiz products. They provide us a technological advantage which, to date, has prevented any similar product from appearing. One patent covers our method of compressing data relating to travel information. This compression technology permits our travel products to store more data on smaller and less expensive memory devices. The second patent covers the methodology which enables our travel devices to account for changes which occur when the traveler crosses a state border.

    Competition

    To date, we have not faced significant competition in selling our handheld computer products. The primary reasons for the lack of competition are:

    - Our patented data compression technology permits the storage of unusually large volumes of information in low-cost devices.

    - Our database is unique, and it would be time-consuming to replicate it.

    - We have thirteen years of experience in developing this line of products, which gives us insight into the needs and desires of the traveling consumer.

    - We have a simple, low-cost design for our products, which employs a minimum of parts.

    -  We have developed low-cost, but high quality manufacturing sources.

    - The devices that perform functions to those performed by our handheld products are considerably more expensive, and often lack the data quality of our products.

    These several factors have, thus far, served as a barrier to any effective competition with our handheld products.


GPS Products

    Talon Research & Development, Ltd.

    We own 24.9% of Talon Research & Development, Ltd., a privately-held enterprise located in Auckland, New Zealand. Talon manufactures and markets electronic components and marine instruments that incorporate Global Positioning Satellite ("GPS") receiver units. Among Talon's products are the GPS receiver and antenna used in our Travel Star 24. Talon sells these antennas to Ultradata at the lowest price it offers to any customer.

    The prospects for significant growth at Talon appear promising. In February of this year, Talon was chosen to replace Magellan as the GPS hardware supplier for the Palm Pilot, which opens a major sales channel as well as marking a significant shift in market power toward Talon. Talon also this year received an order from Rand McNally for antennas for 30,000 GPS Palm Pilots. Finally, Talon has been expanding the international distribution of its marine electronics products beyond its European base to South America, South Africa, and China, and is projecting significant growth in its marine electronics business as well as its OEM GPS receiver business.

    Travel Star 24 GPS Auto Navigational System

    Taking advantage of our access to the Talon GPS receiver/antenna, we have developed a low cost, portable navigation unit for the automotive after-market, which we will market as the "Travel Star 24." The Travel Star 24 utilizes the Talon GPS receiver and antenna to pinpoint the longitude and latitude of the moving vehicle. On-the-fly, the unit is capable of calculating a route, displaying visual directions and distance as well as audible turn-by-turn prompts and warnings when the driver strays from the route. The Travel Star 24 also includes an expanded version of the proprietary and unique Road Whiz database, providing the driver directions to over 300,000 services across the U.S.A. As the driver travels, the GPS signals are referenced to the service database, so that the driver can instantly find businesses, hotels, service stations, rest stops, restaurants, hospitals, tourist attractions, airports, etc. in more than 250 metropolitan areas, as well as directions to over 12,000 smaller cities and towns.

    While there are a wealth of potential users for a GPS-based navigation system, we intend to target the Travel Star 24 to the automotive after-market, which currently consists of over 150 million vehicles and grows by 15 million vehicles annually. In addition, we are engaged in discussions with several companies that sell GPS-based theft recovery systems. These companies are considering Travel Star 24 (without the Talon GPS system) as a low-cost addition to their theft recovery systems.

    Currently, between 600,000 and 1,000,000 GPS-based navigation systems are sold annually. These include installed original equipment such as "Neverlost", which is generally priced in the $2,000 range; low-end hand-held units of very limited capability (generally approximately $200); and middle market units priced in the $500 to $600 range. Examples across this middle range can be found in the lines of Magellan, Garmin and Lowrance.
Travel Star 24 will compete in this range, as we expect it to have an initial retail price under $400. But the Travel Star 24 should have several competitive advantages over the middle market competitors:

     - Travel Star 24 provides audible prompts, whereas the competitors use a "moving map" that requires the driver to take his eyes off the road;

    - No other product in the middle price range can compute routes - the routes must be entered by the user;

    -  Travel Star 24 can plan a route to 12,000 towns and cities;

    - Travel Star 24 can be equipped with a low cost ($49.95) regional cartridge that will provide block-to-block navigation; and

    - Travel Star 24 incorporates Ultradata's proprietary data compression technology to provide directions to over 300,000 services, a functionality for which the competition offers nothing comparable.

    The Travel Star 24 can easily fit into a briefcase or purse; so it is
portable to any rental vehicle.   We expect to begin selling it during the
Fall of 2000, as the remaining development consists of completion and beta-testing of the software and finalization of the data set. Problems with either project, however, could delay production.

    Patents

    We hold two additional patents which have potential utility in the GPS market. Patent 5,943,653 was awarded in August, 1999 and covers the delivery of electronic coupons in a handheld computer for discounts of services. The technology can be combined with the GPS locational function to cause time and site-specific coupons to be delivered to the driver offering, for example, a discount at the upcoming hotel. We would, of course, receive a fee for each customer that the hotel gained in this fashion. We are currently in discussions with a participant in the cellular telephony industry aimed at a cross-license of our patent for the telephony technology as a platform for delivery of the electronic coupons.

    The other related patent, which was awarded in May of 1999, covers a method of integrating a GPS receiver into a radar detection device. By use of this patented technology, it becomes practical to eliminate many false radar detection alarms, as well as to provide audible warnings of speed zones. We are in discussions with a major distributor of radar detection devices regarding a license of this technology.

Internet-Based Navigation

    www.DriveThere.com

    In May of 1999 we formed a joint venture with Influence Incubator, LLC to create a vertical interest portal on the Web for travelers. The joint venture, of which we own 33%, launched its Website, www.DriveThere.com, in October, 1999. By creating affiliations with a large number of major content providers, the joint venture has been able to load the Website with a wealth of travel-usable content, including driving directions, travel suggestions, weather reports, information on products and services for travelers (e.g. insurance, tires), a forum for auto sales, and contacts for emergency roadside assistance. In addition, the shopping function on the Website is a virtual department store for travelers, offering products ranging from educational toys to amuse traveling children to the Road Whiz to enlighten traveling parents.

    The joint venture plans that, in mid-2000, the Website will sponsor a Preferred Members Program, which will provide a panoply of services for travelers (e.g. a facility to pay traffic tickets online) for a minimal annual fee. Even if 1% of U.S. drivers join and pay a fee of $5 per month, revenue from the Program will reach $24MM annually, not including the several ancillary benefits of driving traffic to the Website, such as advertising revenue and enhanced e-commerce opportunities.

    In March, 2000 Lucent Technologies announced that it would be conducting an initial customer trial with DriveThere.com for "PhoneBrowser," a Lucent product that would allow consumers to access the Internet with an ordinary telephone, using natural language speech commands and receiving content via recorded audio or synthesized text-to-speech. In the customer trial, drivers will be able to use their mobile phones to access the DriveThere.com Website and obtain the directions and other information available there. The driver will be asked a series of questions when she reaches the site, similar to the organization of the Road Whiz . Her replies will determine the information that is collected from the database, and the Lucent technology will enable that information to be converted into speech and relayed over the phone. If the trial and subsequent market tests are successful, a joint venture arrangement between Lucent and DriveThere.com would be negotiated. At this time, there is no commitment with Lucent other than to conduct the initial trial together.

    The Internet TripLink

    We currently have under development a product that would permit users to download a detailed travel itinerary through a modem-equipped PC into a handheld unit. The user could in this manner be given real-time access to volatile information such as traffic, discounts, and increased detail as to routing and services. We expect to initiate marketing of the product late in 2000. We anticipate that we will market the Internet TripLink in joint venture with one or more Internet service providers who have expressed interest in using the Internet TripLink to sustain subscriber loyalty.

    GPS/Internet Auto Navigation and Tracking System

    The most exciting project on our development schedule is an effort to exploit the synergy between the communications capabilities of the Internet and the locational capabilities of a GPS antenna. The product line is presently only in the planning stage. But later this year, if our resources permit, we expect to commence development of a GPS/Internet auto navigation and tracking system. The utility of the product will be to create a rich link between the driver and a stationary source of communications, be it a family member on a home PC or a hotel chain soliciting the driver's business. Examples of the benefits of a GPS/Internet communications system are:

	- The ability of an authorized person to track the location of the vehicle from their home computer (Do you know where your teenager is?).


	- The ability of the driver to send and receive brief, formatted e-mail messages to/from the "home base". ("Call me" or "I'll be home by 9:00").

	- The ability of the driver to receive useful location-specific information, such as available hotel discounts along the route, on a dynamic hour-by-hour basis. ("It's early evening, and the Holiday Inn at Nashville has many vacancies. They are now willing to discount 60% off the nominal rate").

	- The ability to forward highly-targeted traffic information to the vehicle based on knowledge of its location and direction of travel.

	- The ability to send an emergency message which includes your specific location, anywhere in the country.

     The system is conceptually simple. We plan to modify the Travel Star 24 to incorporate a cellular transceiver into the existing housing. Information in the vehicle will originate in and be displayed on the Travel Star 24, which has a four-line text display and a menu-driven "soft key" user interface. The Travel Star 24 also has a built-in GPS receiver, and can generate the necessary geo-coordinates to identify the vehicle's location. The vehicle's identity, its geo-coordinates, and any outgoing messages will be passed to the cellular transceiver for broadcast to the local phone cell, then transferred via the Internet to the "Home Base" PC.

     At the "Home Base", mapping software will be installed, which can translate the geo-coordinates into a position display on a map. The person at home can thus track the location and progress of the vehicle, using the connectivity provided by the Internet. The same "Windows"-based software can receive and display incoming messages, and generate pre-formatted outbound messages and position queries. Similarly, pre-formatted messages can be sent from the vehicle to the Internet site, where the messages are available to friends and family.

     There will be a number of elements comprising the system:

     - Vehicle hardware, consisting of the Travel Star 24 with an integrated cellular transceiver and a power cable;
     - A cellular system with broad national coverage;
     - Software for the "Home Base" (i.e. custom CD-ROM or download from the Website);
     - A "gateway" for handling message traffic between the Internet and the cellular system (i.e. the Website); and
     - A server at the Website for validating users, and handling time and location-related responses to queries and/or "push" information.

     We plan to work with a number of competent organizations to develop, launch and operate the GPS/Internet System. Essentially, we will focus on developing the Travel Star 24 hardware and supervising program integration.
We will contract out the responsibility for providing transceiver hardware, and will work with other organizations that would provide the cellular network interface and billing, gateway software and advertising relationships. To date, the only relationship we have formed in this regard is a letter of intent with a start-up communications company, which has offered to fund integration of a cellular link into Travel Star 24 and then undertake marketing the product to OEMs.

     The GPS/Internet System is in the planning stage only. There are a number of technical tasks required to make the system operational, including the hardware and software modifications described in the following paragraphs:

      - Modification of Travel Star 24. The existing Travel Star 24 design must be modified to incorporate the cellular transceiver, and its software needs to be expanded to enable the new functions made possible by the cellular link.

      - Develop a Website to serve as "Gateway." The site would be developed to communicate with "Home Base" computers via the Internet. It would be linked to the cellular hub via a dedicated line. Software must be developed to enable appropriate interfaces with the system to provide the additional features. The server which hosts this web site would be connected to a source of real-time hotel discounts, and other valuable "push" or query-based services. Based on the geo-coordinates of the inquiring Travel Star 24, it must be able to correlate the consumer's location with available discounts.

      - Integration with Cellular Network. Connectivity to specific vehicles would be through a 'National Call Center.' National coverage would be provided by the cellular network. The messaging menu would contain short messages options generated by the Travel Star 24 and the "Home Base" software. Connect time will be short, since the messages are pre-formatted.

      - Modification of Mapping Software to present the user with a screen to initiate communications with the target vehicle and to automatically display the location of the vehicle (when its coordinates have been received), at some intermediate scale, which can then be further adjusted by the user to identify the specific street where the unit is located.

     The GPS/Internet product can be positioned as a service adjunct to the Travel Star 24, whose added benefits would include safety and security, ability to access vehicle location, location-specific hotel and restaurant discounts, and other potential features made possible by the combination of cellular communications and GPS technologies.

     The appeal of the product will vary over demographic segments and related advertising and distribution channels. For example, the more mature audience which is typical of the TV shopping channels might be more interested in the added safety and security inherent in knowing exactly where you are, and being able to communicate that information to others, in order to receive assistance. A "Road Warrior", by contrast, might be more interested in finding heavily-discounted lodging along his route, as hotel vacancies persist later into the day. Traveling families may be attracted to both the safety and economy-travel features. Families with teen-age children may want to know exactly where the car is late at night, and whether the children are where they're supposed to be.

Employees

     We have 19 full-time employees, including our six officers. All of our employees are located at our headquarters in St. Louis, Missouri. We employ six people in sales, customer service and shipping, three people in database research, four people in executive management and administration, four people in product development, one person in inventory management, and a president and chief executive officer. In addition, a number of part-time consultants are retained for database research and software development. None of our employees belongs to a collective bargaining union. We have never experienced a work stoppage, and we believe that our relations with our employees are good.

Description of Our Property

     Our administrative offices and research and development facilities are located in approximately 12,500 square feet of leased office space in an industrial building located at 9375 Dielman Industrial Drive, St. Louis, Missouri. We pay a monthly rent plus 31% of all building expenses under an operating lease which expires on October 31, 2001. In 1999 the rent and expenses we paid totalled $114,247.

     We maintain no manufacturing operations on this site, because we employ outside contractors to manufacture our products. We believe that this facility is adequate for our need for the foreseeable future.


Legal Proceedings

     We are not involved in any significant legal proceedings at this time.


			     MANAGEMENT

     This table identifies our directors and executive officers. Directors serve until the next annual meeting of shareholders and until their successors are elected and qualify. Officers serve at the pleasure of the Board of Directors.

							 Director
Name             Age   Position                     Since

Monte Ross       67    President and Chief
			                     Executive Officer, Director  1986
Mark L. Peterson 43    Vice President - Engineering,
			                     Secretary, Director          1986
Ernest Clarke    60    Vice President,
			                     Chief Financial Officer,
                        Director                     1990
Leonard Missler  54    Vice President - Software
               			      Development                    --
Duane Crofts     63    Vice President -
			                     Advanced Products              --
David Biernbaum  45    Vice President                  --
Steven H. Akre,
  Esq.(1)        47    Director                      1986
John J. Clancy(1)63    Director                      1995
Donald Rattner(1)67    Director                      1999

Howard
 Krollfeifer, Jr.60    Director                      2000


 ------------------------------------------
  (1)Member of the Audit Committee

     Monte Ross founded Ultradata in 1986, and has served as our President and Chief Executive Officer since the founding. In addition to his management responsibilities, Mr. Ross is responsible for new product development and for supervision of sales and marketing. Mr. Ross is a Fellow of the Institute of Electrical and Electronic Engineers, and the past President of the International Laser Communication Society. Mr. Ross was awarded a Master of Science degree in Electrical Engineering by Northwestern University in 1962. Mr. Ross is the father-in-law of Mark L. Peterson, our Vice President - Engineering.

     Mark L. Peterson has served as our Vice President of Engineering since 1988. He is responsible for the design of our hand-held products. Mr. Peterson was awarded a Master of Science degree in Electrical Engineering by Washington University in 1980. Mr. Peterson is the son-in-law of Monte Ross, our President.

     Ernest Clarke was employed from 1990 until 1999 as our Vice President - Government Programs. In 1999 Mr. Clarke became our Chief Financial Officer. Mr. Clarke was awarded a Master of Science degree in Electrical Engineering by Stanford University in 1966.

     Leonard Missler has served as Vice President - Software Development for the Company since 1990. His primary responsibility has been the development of software for the Company's hand-held products. Mr. Missler was awarded a Master of Science degree in Electrical Engineering by Washington University in 1970.

     Duane Crofts joined the Company as Vice President - Advanced Products in 1994. Mr. Crofts has been integral to the development of Travel Star 24 and our entire GPS program. Mr. Crofts was awarded a Bachelor of Science degree in Mechanical Engineering by the University of Missouri at Rolla.

     David Biernbaum joined the Company in 1997 as Vice President. Prior to joining the Company, Mr. Biernbaum was employed as Senior Vice President, Marketing for Vi-Jon Laboratories, Inc. a manufacturer of private label health and beauty care products. Mr. Biernbaum holds a Master's degree in Marketing from Southern Illinois University.

     Steven H. Akre, Esq. has served as our corporate counsel since Ultradata was founded in 1986. Mr. Akre is an attorney at law, whose specialization is in taxation and corporate mergers and acquisitions. He is currently a sole practitioner. Prior to December, 1999, Mr. Akre was a member of Lewis Rice & Fingersh, L.L.C.

     John J. Clancy has been retired for the past five years. Mr Clancy currently serves on the Board of Directors of Cimplex Corporation, Inc. in San Jose, and Engineering Software Research & Development, Inc. in St. Louis. Previously, Mr. Clancy was employed by McDonnell Douglas in a variety of positions progressing from Programmer to Divisional President. Mr. Clancy was awarded a Master of Science degree in Chemical Engineering by The Johns Hopkins University and a Master of Business Administration degree by Washington University, St. Louis.

     Donald Rattner has for over 25 years been a member/partner in BrookWeiner, LLC, a Chicago-based accounting firm, and its predecessors. He is a member of the American Institute of Certified Public Accountants and the Illinois CPA Society.


     Howard Krollfeifer, Jr. has been employed since 1993 as Senior Vice President and General Manager of the Manufacturing Technology Division and the Financial Intermediary Group at Copelco Capital Inc. Mr. Krollfeifer was awarded an LLB by Blackstone School of Law in 1969.



Compensation of Directors

     Our Directors who are not also officers receive $500 per meeting and are reimbursed for out-of-pocket expenses incurred on our behalf.

Employment Agreements

     Messrs. Ross, Peterson, and Clarke have individual employment agreements with us which are substantially identical, except as noted below. The agreements terminate on October 31, 2000. Each agreement provides for a base salary, which the Board of Directors must adjust annually. If the majority of the Board cannot agree as to a level of salary adjustment, the salary increases by 10% for Mr. Clarke and Mr. Peterson and by 5% for Mr. Ross. The employment agreements restrict each officer from competing with us for one year after the termination of his employment unless he establishes that his employment by a competitor will not involve the use of any information which we consider confidential.

Executive Compensation

			       Annual Compensation    Long-Term Compensation
			       Year       Salary      Other(2)  Options (#)
----------------------------------------------------------------------------
Monte Ross, President(1)      1999     $ 142,588     $ 6,000     10,000
                              1998     $ 154,999     $ 6,000      6,000
                              1997     $ 130,000     $ 5,000     12,500


  (1) Mr. Ross is the only officer of Ultradata whose total salary and bonus for 1999 exceeded $100,000.
  (2) Represents the premium paid for an insurance policy on Mr. Ross's life, the beneficiary of which is Mr. Ross's estate.



		      Option Grants in the Last Fiscal Year

                      			      	Percent of Total
	           Number of Shares    Options Granted
	           Underlying          to Employees in  Exercise    Expiration
Name        Options Granted     Fiscal Year      Price       Date
------------------------------------------------------------------------
Monte Ross      10,000           9.7%             $2.00      12/31/04


	     Aggregated Fiscal Year-End Option Values

                     			Number of Shares             Value of Unexercised
                     			Underlying Unexercised       In-the-Money Options
Name                    Options at December 31, 1999 at December 31, 1999
-------------------------------------------------------------------------
Monte Ross              73,500   exercisable         Not Applicable

Stock Option Plans

     We have two stock option plans: the 1994 Incentive Stock Option Plan and
the 1996 Incentive Stock Option Plan.      The material terms of the Plans are
identical.  Our shareholders have approved the issuance of options for
500,000      shares under the Plans.          So far, options for 414,088
shares have been issued under the Plans, not including options that were issued and then terminated when the employees left Ultradata. Of the 414,088, options have been exercised to purchase 92,023 shares of common stock. Options to purchase 322,065 remain outstanding.

     The Plans give the Board of Directors the authority to grant stock options. All of our employees, as well as our Directors and consultants who perform services for us are eligible to receive options. Some of these options may qualify under Section 422 of the Internal Revenue Code, which gives tax advantages to options that meet the qualifications. Stock options designed to qualify under Section 422 are referred to as "incentive stock options." All other stock options are referred to as "non-qualified stock options." The most important provisions of the Plans are the following:

     * The Board of Directors will determine the number of shares that an employee may purchase and all other terms and conditions of each option.

     * No option will have a term of more than 10 years.

     * Every incentive stock option granted to a shareholder who owns 10% or more of the voting power in Ultradata, will expire not later than five years after the grant.

     * The employee who holds an option may not transfer it, except by will or through the laws of inheritance.

     * The Plan limits the Board's authority to grant incentive stock options to a single individual by requiring that the aggregate exercise price of all stock options, incentive and otherwise, vesting in one employee in any single calendar year may not exceed $100,000.

     * There is no limit on vesting of non-qualified stock options.

     * The exercise price for non-qualified stock options may not be less than eighty-five percent (85%) of the fair market value of the shares on the date of grant.

     * The exercise price of an incentive stock option must be at least 100% of the market price of a common share on the date the stock option is granted.

     * The exercise price of an incentive stock option granted to an employee who owns 10% or more of the voting power in Ultradata may not be less than 110% of the market price of a common share on the date the stock option is granted.

     * The Board may permit an employee to exercise an option and make payment by giving a personal note.

Transactions Between Ultradata and its Management

     In 1994 five of our officers and four employees purchased shares of our common stock and gave us promissory notes in payment. On June 11, 1999 three of the officers surrendered a portion of the shares they had purchased, and we forgave a portion of their notes in exchange for the shares. The Board of Directors agreed with the officers that they would value the surrendered shares at the weighted average market price for the 30 trading days preceding June 11, 1999. The table below shows data concerning the 1994 purchase and 1999 surrender of shares.

           		       Shares Purchased                 Shares Surrendered
	               Total    Price    Average          Total    Price    Average
----------------------------------------------------------------------------
Monte Ross     155,734   $254,500  $1.63        100,000    $215,000  $2.15
Mark Peterson   38,725   $ 63,375  $1.64         37,423    $ 80,456  $2.15
Leonard Missler 17,676   $ 21,250  $1.20         12,548    $ 26,978  $2.15

     We have a written agreement with Leonard Missler, our Vice President - Software Development. The agreement provides that, until September 13, 2009, we will pay Mr. Missler a 1% royalty on all net sales of ROAD WHIZ products and 1/2% on net sales of other products incorporating the ROAD WHIZ database. Because of this agreement, we paid $39,820 in royalties to Mr. Missler in 1999 and $53,752 in 1998.

     Steven H. Akre, Esquire, who is a member of our Board of Directors, has performed legal services as general counsel for us since Ultradata was founded. During 1999 and 1998, we paid the law firm with which Mr. Akre was then associated $108,411 and $103,984, respectively, for legal services.

Limitation of Liability and Indemnification

     Our certificate of incorporation provides that our directors will not be personally liable to us for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

     In addition, our certificate of incorporation provides that our directors shall be indemnified by us to the extent authorized by Delaware law. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services as directors.
Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provision or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.


                  		      PRINCIPAL SHAREHOLDERS

     The following table sets forth information known to us with respect to
the beneficial ownership of our common stock as of the     date of this
prospectus      by the following:

     * each shareholder known by us to own beneficially more than 5% of our common stock;

     *  Monte Ross;

     *  each of our directors; and

     *  all directors and executive officers as a group.

     There are 3,193,415 shares of our common stock outstanding on the date of this prospectus. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to their shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percent ownership of that person, we include:

     * shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days, and

     * shares of common stock that would be issued today if the Series A Preferred Stock held by that person were exercised today.

We do not, however, include these "issuable" shares in the outstanding shares when we compute the percent ownership of any other person.

Name and                      Amount and
Address of                    Nature of Percentage
Beneficial                    Beneficial of Outstanding
Owner (1)                     Ownership Shares
--------------------------------------------------------

Monte Ross                    452,500(2)    13.85%

Mark L. Peterson              162,382(3)     4.99%

Ernest Clarke                 165,352(4)     5.12%

Steven H. Akre,
 Esq.                           4,496(5)     0.11%

Donald Rattner                 14,000        0.44%

John J. Clancy                  3,692(6)     0.12%

Howard Krollfeifer, Jr.             0           -

All officers and              896,565(7)    25.95%
  directors as a
  group (10 persons)

BH Capital Investments, L.P.  354,429(8)     9.99%
 175 Bloor St. East, 7th Floor
 Toronto, Ontario
 Canada M4W3R8

Excalibur Limited Partnership 354,429(8)     9.99%
 33 Prince Arthur Avenue
 Toronto, Ontario
 Canada M5R1B2

Influence Incubator, LLC      300,000(9)     8.59%
9666 Olive Street Road
St. Louis, Missouri  63132


(1) Except as otherwise noted, the address of each of these shareholders is c/o Ultradata Systems, Incorporated, 9375 Dielman Industrial Drive, St. Louis, Missouri 63132.
(2) Includes 236,000 shares owned by the Monte Ross and Harriet J. Ross Living Trust. Mr. Ross and his wife share investment control over the trust; they may revoke it or amend it at will; and they receive all income from the trust during the life of either of them. Also includes options to purchase 73,500 shares.
(3) Includes 91,964 shares owned by the Mark L. Peterson and Ryia Peterson Living Trust and 8,318 owned by Ryia Peterson. Mr. Peterson and his wife share investment control over the trust; they may revoke it or amend it at will; and they receive all income from the trust during the life of either of them. Also includes options to purchase 58,000 shares.
(4) Includes options to purchase 34,500 shares.
(5) Includes 3,120 shares owned by the G. Akre Irrevocable Trust, over which Mr. Akre's wife has investment control. Also included options to purchase 1,000 shares.
(6) Includes options to purchase 3,692 shares.
(7) Includes options to purchase 261,692 shares.
(8) Represents for each shareholder: (a) the number of shares of Common Stock into which the Series A Convertible Preferred Shares could have been converted on the date of this propsectus plus (b) warrants to purchase 239,253 shares of Common Stock, but subject to a limit that on conversion
    and exercise each shareholder may not acquire more than     9.99% of the
    outstanding common stock. The limit may be waived by the shareholder on 75 days notice to Ultradata, in which event the Preferred Shares and warrants owned by each shareholder could have been converted into 650,503 shares of Common Stock, or 16.92% of the shares, based on the number outstanding today.
(9) Represents options to purchase 300,000 shares.

		      DESCRIPTION OF OUR SECURITIES

     Our authorized capital stock consists of 10,000,000 shares of common
stock and 5,000,000 shares of preferred stock.  There are     3,193,415 shares
of our common stock outstanding and 1,616      shares of Series A Preferred
Stock outstanding.

Common Stock

     As a holder of our common stock, you will be entitled to one vote for each share in the election of directors and in all other matters to be voted on by the shareholders. There is no cumulative voting in the election of directors. Our by-laws require that only a majority of the issued and outstanding shares of common stock must be represented to constitute a quorum and to transact business at a shareholders meeting.

     You will be entitled to receive dividends if the Board of Directors declares dividends. In the event that Ultradata is liquidated or dissolved, you will receive a distribution, on a per share basis, of any assets remaining after payment of all liabilities and any preferential payments that must be made to preferred shareholders. You will have no preemptive or conversion rights and you will not be subject to any calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. The common stock was validly issued, fully paid and nonassessable.

Preferred Stock

     Our Board of Directors is authorized to issue preferred stock, without action by the shareholders of the Company. The preferred stock may be issued from time to time in one or more series. The Board will determined the consideration that must be given for the preferred stock, as well as the rights, privileges and preferences that holders of the preferred stock may exercise. Among the provisions that the Board may determine when it creates a series of preferred stock are:

     - the dividend rate,
     - voting rights,
     - redemption rate,
     - sinking fund,
     - liquidation preferences, and
     - conversion rights.

     The only preferred shares presently outstanding are the Series A Convertible Preferred Stock. We have no plans at this time to issue any other shares of preferred stock.

Series A Convertible Preferred Stock

     We have issued 1,600 shares of Series A Preferred Stock to two investment funds, BH Capital Investments, L.P. and Excalibur Limited Partnership and 16 shares to one individual. We have also given Thornhill Group, Inc. an option to purchase 160 shares of Series A Preferred Stock.
        If conditions     relating to the market price and volume of our
common stock      are met, we will sell an additional 1,400 shares to the
two funds, issue 4 more shares to the individual, and increase Thornhill's option to 300 shares. Each share of Series A Preferred Stock has a face value of $1,000.

     The Series A Convertible Preferred Stock has no voting rights, except as to matters which directly affect the rights of the holders of the Preferred Shares. The holders of Preferred Shares are not entitled to any dividends. Among the rights that are attendant to the Preferred Shares are:

     * The Preferred Shares have a liquidation preference equal to their face value plus an accrual amount equal to 11.25% from the date of
       issuance (22.5% if the common stock is delisted by NASDAQ).   The
       holders will be entitled to payment of the liquidation preference upon the liquidation of Ultradata or its bankruptcy or certain other events.

     * The Preferred Shares may be converted into common stock at any time at the option of the holders. If not previously converted, the Preferred Shares will automatically convert into common stock on May 16, 2003. The amount to be converted will equal the face value of the Preferred Shares plus the accrual amount of 11.25% from the date
       of issuance.      For accounting purposes, the accrual amount may be
       deemed to be a dividend.      The conversion rate will be the lower of
       $3.50 or 75% of the 5-day average closing bid price, subject to certain anti-dilution rights and to the Floor.  The "Floor", below
       which conversion cannot occur, will be     $2.00,      but only during
       the first 18 months after the issuance of the Preferred Shares. After 18 months there is no limit to how far the conversion price could fall.
       Moreover,         if the conversion price for any 20 trading days
       during months 13 through 18 after issuance would have been less than $2.00 but for the Floor, the Floor will reduce to $1.50.

     The two funds have agreed that they will not engage in short-selling of the common stock except during the ten days preceding conversion, and each of them will limit its short sales during those periods to ten percent of the daily trading volume.

Registrar and Transfer Agent

     The Registrar and Transfer Agent for the common stock is:

     American Stock Transfer & Trust Company
     40 Wall Street - 46th Floor
     New York, NY 10005
     212-936-5100


                  		       SELLING SHAREHOLDERS

     The table below lists the selling shareholders and other information regarding the beneficial ownership of our common stock by each of the selling shareholders. None of the selling shareholders owns any of our shares other
than the shares they are offering by means of this prospectus.      The column
labeled "Derivative Security" lists the option, warrant or convertible preferred stock that the selling shareholder has or will convert into the common stock offered. The column labeled "Date of Issuance" identifies the date on which the selling shareholder acquired the derivative security, if any, or the common stock, in the case of Ms. Davis-Lee. The column labeled "Common Shares Offered" includes the number of shares of common stock that would have been issued on August 15, 2000 if the selling shareholder converted or exercised the derivative securities on that date. The column does not give effect to any restrictions, whether in a contract or in the certificate of designations of the Series A Preferred Stock, on the number of shares a selling shareholder may own at one time.


     Our calculation of the number of shares into which the Series A
Preferred Stock could have been converted assumes a conversion price of
$2.00,     which is the "Floor" price that would have been applicable on
    August 15,     2000. The numbers listed in that column, to the extent they reflect the conversion of Series A Preferred Stock, may fluctuate from time to time based on changes in the closing bid price of our common stock. We have
registered     2,261,932      shares of common stock for resale by the selling
shareholders on conversion of our Series A Preferred Stock and exercise of the warrants held by BH Capital Investments, L.P. and Excalibur Limited
Partnership. The     2,261,932      shares represent 200% of the shares that
would have been issued to the selling shareholders on June 14, 2000 on conversion of all the outstanding Series A Preferred Stock and exercise of the warrants. As each selling shareholder resells shares of common stock, we will file prospectus supplements as necessary to update the number of shares of common stock that each selling shareholder intends to sell, reflecting prior resales and changes in the conversion price.


                                                         Common Shares Offered
                                                          --------------------
                                                           Per
                               Derivative        Date of   Derivative
Name                           Security          Issuance  Security   Total
------------------------------------------------------------------------------
BH Capital Investments, L.P.   Warrants(1)        5/16/00  239,253
                               Preferred Stock(2) 5/16/00  411,250    650,503

Excalibur Limited Partnership  Warrants(1)        5/16/00  239,253
                               Preferred Stock(2) 5/16/00  411,250    650,503

Thornhill Group, Inc.          Options (3)        5/16/00  128,000    128,000

Victoria Davis-Lee             -                  5/16/00        -      9,570

Jose Luis Castro               Preferred Stock(1) 5/16/00    8,225      8,225

Influence Incubator, L.L.C.    Options(5)         5/30/00  300,000    300,000

                               Total                                1,746,801


Note 1: BH Capital Investments, L.P. and Excalibur Limited Partnership each own warrants to purchase 239,253 shares at $5.00 per share.

Note 2: BH Capital Investments, L.P. and Excalibur Limited Partnership each owns 800 shares of Series A Preferred Stock. Based on the closing bid price for our common stock for the five days preceding the date of this prospectus, 800 shares of Series A Preferred Stock is convertible into 411,250 shares of common stock.

Note 3: Thornhill Group, Inc. owns an option to purchase 128,000 shares of common stock at $2.50 per share.

Note 4:   Jose Luis Castro owns 16 shares of Series A Preferred Stock.
	         Based on the closing bid price for our common stock for the five days preceding the date of this prospectus, 16 shares of Series A Preferred Stock is convertible into 8,225 shares of common stock.

Note 5: Influence Incubator, L.L.C. owns an option to purchase 150,000 shares of common stock at $4.00 per share and 150,000 shares of
	         common stock at $5.00 per share.


     We are registering the shares for resale by the selling shareholders in accordance with registration rights granted to the selling shareholders in our several contracts with them. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel in connection with this offering. The selling shareholders will pay the fees and disbursements of their own counsel, as well as any underwriting discounts, selling commissions, and similar expenses relating to the sale of the shares. We have agreed to indemnify some of the selling shareholders (BH Capital Investments, L.P., Excalibur Limited Partnership, and Influence Incubator, L.L.C.), underwriters whom they may select, and some of their affiliates against certain liabilities, including liabilities under the Securities Act, in connection with this offering. Those three selling shareholders have agreed to indemnify us and our directors and officers, as well as any person who controls us, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors and officers, or persons that control us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Relationships with Ultradata

     BH Capital Investments, L.P. and Excalibur Limited Partnership entered into a Securities Purchase Agreement with us on May 10, 2000. The terms of that agreement are described in "Capitalization: Securities Purchase Agreement" elsewhere in this prospectus. As part of that transaction, we agreed to include in this prospectus the common shares which these two funds can acquire.

     Thornhill Group, Inc. is a member of the NASD. Thornhill served as the placement agent for our private offering, which resulted in the sale of Series A Preferred Stock and Common Stock Purchase Warrants to BH Capital Investments, L.P and Excalibur Limited Partnership. As compensation for those services, we gave to Thornhill $192,000 plus an option to purchase 128,000 shares of common stock at $2.50 per share and an option to purchase 160 shares of Series A Preferred Stock at $1,000 per share. We also gave Thornhill the right to designate a nominee to the Board of Directors. Upon Thornhill's
designation, the Board of Directors     nominated Mr. Howard Krollfeifer, Jr.,
who was elected to the Board      at the annual meeting of shareholders
on July 27, 2000.

     Victoria Davis-Lee was party to a Financial Consulting Agreement with us, which we made in 1999. That agreement required that we compensate Ms. Davis-Lee for introducing us to Thornhill Group, Inc. Ms. Davis-Lee shared the compensation with Jose Luis Castro, with whom we have had no previous relationship. As compensation, we paid to Ms. Davis-Lee $17,000 in cash and issued 9,570 shares of common stock. We issued 16 shares of Series A Preferred Stock to Mr. Castro.

     Influence Incubator, L.L.C. is the Manager and owner of Influence
Data, L.L.C. We own the other third of Influence Data, L.L.C., having organized it with Influence Incubator, L.L.C in May of 1999, When we formed the joint venture, we gave Influence Incubator an option to purchase 160,000 shares of our common stock at a blended price of $3.00 per share. In March of this year, we had a dispute with Influence Incubator regarding the meaning of
that option.  Late in May, we settled the dispute by              increasing
the purchase price for our interest in Influence Data by $200,000, cancelling the existing option, issuing a replacement option to purchase 300,000 shares at a blended price of $4.50, and agreeing to include those shares in this prospectus.

Plan of Distribution

     The selling shareholders may sell shares from time to time in public transactions, on or off the NASDAQ SmallCap Market, or in private transactions, at prevailing market prices or at privately negotiated prices, including, but not limited to, one or more of the following types of transactions:

     - ordinary brokers' transactions;
     - transactions involving cross or block trades or otherwise on the
     - NASDAQ SmallCap Market;
     - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;
     - "at the market" to or through market makers or into an existing market for our common stock;
     - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;
     - through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise);
     - in privately negotiated transactions; or
     - to cover short sales.

     In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate in the resales. The selling shareholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling shareholders may also sell shares short and deliver the shares to close out the short position. The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery to the broker-dealers of the shares, which the broker-dealer may resell using this prospectus. The selling shareholders may also pledge the shares to a broker-dealer and, upon a default, the broker or dealer may effect sales of the pledged shares using this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts, or concessions from selling shareholders in amounts to be negotiated in connection with the sale. The selling shareholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed to be underwriting compensation.

     Information as to whether underwriters whom the selling shareholders may select, or any broker-dealer, is acting as principal or agent for the selling shareholders, the compensation to be received by underwriters that the selling shareholders may select or by any broker or dealer acting as principal or agent for the selling shareholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such broker or dealer.

     We have advised the selling shareholders that, during any time when they are engaged in a distribution of the shares, they are required to comply with Regulation M promulgated under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

     We will not receive any of the proceeds from the selling shareholders' sale of their common stock.


			   LEGAL MATTERS

     The validity of the common stock which the six shareholders are selling by means of this prospectus has been passed upon by our counsel, Robert
Brantl, Esq., 322 Fourth Street, Brooklyn, New York 11215.     Mr. Brantl
owns 5,500 shares of our common stock.

      EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


    ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits and schedules, under the Securities Act with respect to the shares to be sold in the offering. This prospectus does not contain all the information set forth in the registration statement. In particular, the statements in this prospectus regarding the contents of contracts, agreements or other documents are not necessarily complete. You can find further information about us in the registration statement and the exhibits and schedules attached to the registration statement. In addition, we file annual, quarterly and current reports, proxy statements and other information with the Commission, which may assist you in understanding our company.

     You may read and copy the registration statement or any reports, statements or other information that we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our Commission filings, including the registration statement, are also available to you on the Commission's Web site at http://WWW.SEC.GOV.

                   INDEX TO FINANCIAL STATEMENTS

 I.  Audited Financial Statements for the Years
     Ended December 31, 1999 and 1998

							     Pages
Report of Independent Certified Public Accountants            F-1

Balance Sheet                                                 F-2

Statements of Operations                                      F-3

Statements of Stockholders' Equity                            F-4

Statements of Cash Flows                                      F-5

Notes to Financial Statements                                 F-7


II.  Unaudited Financial Statements for the Three Months Ended
     March 31, 2000 and 1999

Balance Sheet                                                F-17

Statements of Operations                                     F-18

Statements of Stockholders' Equity                           F-19

Statements of Cash Flows                                     F-20

Notes to Financial Statements                                F-21



Report of Independent Certified Public Accountants

The Board of Directors and Stockholders
Ultradata Systems, Incorporated:

We have audited the accompanying balance sheet of Ultradata Systems, Incorporated, as of December 31, 1999 and the related statements of operations, stockholders' equity and cash flows for the years ending December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurances about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ultradata Systems, Incorporated at December 31, 1999, and the results of operations and its cash flows for the years ended December 31, 1999 and 1998 in conformity with generally accepted accounting principles.



March 2, 2000
St. Louis, Missouri
(signed) BDO Seidman, LLP



ULTRADATA SYSTEMS, INCORPORATED


Balance Sheet


				     December 31, 1999

Assets

Current assets:

 Cash and cash equivalents             $ 1,220,134
 Restricted cash                           410,888
 Trade accounts receivable, net of
  allowance for doubtful accounts of
  $16,475                                1,482,267
 Inventories                             1,655,422
 Prepaid expenses and other current
  assets                                   105,778
                                         ---------
Total current assets                     4,874,490


Property and equipment, net                683,936
                                         ---------
Total property and equipment               683,936


Investments, available for sale            105,834
Investment in Talon Research and
 Development, Ltd.                         827,903
Investment in Influence Data, LLC          255,667
Advances to affiliates                     272,683
Advertising credits                        249,685
Other assets                                38,594
                                         ---------
Total assets                            $7,308,792
                                         =========

Liabilities and Stockholders' Equity

Current liabilities:

 Accounts payable                          156,214
 Accrued expenses and other liabilities    262,464
                                         ---------
Total current liabilities                  418,678


Deferred rent                               13,684
Deferred compensation liability            116,722
                                          --------
Total liabilities                          549,084


Commitments and contingencies

Stockholders' equity:

 Common stock, $.01 par value;
  10,000,000 shares authorized;
  3,410,000 shares issued and
  outstanding at December 31, 1999          34,100
  Additional paid-in capital             9,851,894
  Accumulated Deficit                   (2,024,687)
  Treasury stock (326,171 shares at
   cost as of December 31, 1999)          (942,311)
  Notes receivable issued for purchase
   of common stock                        (197,117)
  Accumulated other comprehensive
   income, net                              37,829
                                         ---------
Total stockholders' equity               6,759,708

Total liabilities and stockholders'
 equity                                 $7,308,792
                                         =========


See accompanying summary of accounting policies and notes to financial statements.



ULTRADATA SYSTEMS, INCORPORATED



Statements of Operations

Years ended December 31, 1999 and 1998


                                                1999             1998

Net sales:
 Consumer products                          $ 5,566,626      $ 6,983,804
 Contract                                             -          250,271
                                              ---------        ---------
Total net sales                               5,566,626        7,234,075

Cost of sales:
 Consumer products                            3,120,941        3,901,909
 Contract                                        30,105          270,292
                                              ---------        ---------
Total cost of sales                           3,151,046        4,172,201

Gross profit                                  2,415,580        3,061,874

Selling expense                               1,812,524        2,931,150
General and administrative expenses           2,063,015        2,818,201
Research and development expense                358,357          672,090
                                              ---------        ---------
Operating loss                               (1,818,316)      (3,359,567)
                                              ---------        ---------
Other income (expense):
 Interest expense                                     -           (3,790)
 Interest income                                 93,848          161,612
 Equity (loss) in earnings affiliated
   companies                                    (81,118)         118,733
 Royalty income                                 127,473                -
 Other, net                                      51,099           27,195
                                              ---------        ---------
Total other income (expense)                    191,302          303,750

Loss before income tax expense               (1,627,014)      (3,055,817)

Income tax expense (benefit)                    370,236         (725,024)
                                              ---------        ---------
Net loss                                    $(1,997,250)     $(2,330,793)
                                              =========        =========
Loss per share:

	Basic and diluted                          $     (0.64)     $     (0.71)
                                              =========        =========
Weighted Average Shares Outstanding:

	Basic and diluted                            3,122,138        3,299,636
                                              =========        =========

See accompanying summary of accounting policies and notes to financial statements.



ULTRADATA SYSTEMS, INCORPORATED




Statements of Stockholders' Equity


Years ended December 31, 1998 and 1999                         Notes
   							                                                     receivable
							                                                        for
       			                 Additional    Retained              purchase Accumulated
			                        paid          earnings              of       comprehensive  Total
		            Common       in            (deficit) Treasury    Stock    income         stockholders'
		            Stock        capital                 Stock                net            equity

=====================================================================================================

Balance at
January 1, 1998  $34,100  $ 9,799,936  $ 2,303,356 $(130,062) $(410,500) $ 62,740      $ 11,659,570

Purchase of
232,200 shares
of treasury stock
at cost                                             (770,219)                              (770,219)

Repayment of
notes receivable
issued for purchase
of common stock                                                   5,000                       5,000

Accrued interest
on notes receivable
issued for purchase
of common stock                                                (100,049)                   (100,049)

Comprehensive income:
Net loss                                (2,330,793)                                      (2,330,793)

Other comprehensive loss,
 net of tax:
 Net unrealized gain on
 deferred compensation
 trust available for sale
 Securities                                                               23,736             23,736
Total comprehensive loss                                                                 (2,307,057)

=====================================================================================================

Balance at December
31, 1998         $34,100  $9,799,936   $  (27,437) $(900,281) $(505,549) $86,476        $ 8,487,245

Purchase of 1,000
shares of Treasury
stock at cost                                         (2,125)                               (2,125)

Issuance of 80,000
shares of
treasury stock for
investment
in Influence Data,LLC         45,418                 281,782                               327,200

Redemption of 149,971
shares of
common stock to
reduce notes
receivable                                          (321,687)   321,687                          -

Accrued interest on
notes
receivable issued
for purchase of
common stock                                                    (13,257)                   (13,257)

Issuance of stock options
to non-employee for
services performed             6,540                                                         6,540

Comprehensive income
Net loss                               (1,997,250)                                      (1,997,250)
Other comprehensive loss:
Net unrealized loss on
deferred compensation
trust available for sale
Securities                                                               (48,647)          (48,647)
Total comprehensive loss
																				     (2,045,897)
---------------------------------------------------------------------------------------------------
Balance at December
31, 1999         $34,100  $9,851,894  $(2,024,687) $(942,311) $(197,117) $37,829       $ 6,759,708
		               ==================================================================================






See accompanying summary of accounting policies and notes to financial statements.



ULTRADATA SYSTEMS, INCORPORATED


Statements of Cash Flows


Years ended December 31, 1999 and 1998

                                                1999             1998

Cash flows from operating activities:
  Net loss                                  $(1,997,250)     $(2,330,793)

Adjustments to reconcile net loss to net cash provided by (used in)
 Operating activities:

  Depreciation and amortization                 259,870          246,435
  Loss on disposal of property and equipment      6,969                -
  Deferred income tax provision                 476,149         (493,797)
  Non-cash compensation expense                   6,540                -
  Inventory reserve                              67,137          469,210
  Equity in losses (earnings) of
   unconsolidated affiliates                     81,118         (118,733)
  Realized (gain) loss on investments           (22,602)          23,736
  Increase in allowance for uncollectible
   notes receivable                              31,000          416,428
  Increase (decrease) in cash due to changes
   in operating assets and liabilities:
      Trade accounts receivable, net          1,621,698       (1,431,923)
      Costs and estimated earnings on
       long-term contracts                       95,534          433,086
      Inventories                             1,148,759          (85,378)
      Prepaid expenses and other current
       assets                                   675,216         (193,399)
      Accounts payable                         (784,008)         430,885
      Accrued expenses and other liabilities (1,358,867)       1,192,068
      Tax benefit receivable                    231,227         (231,227)
      Deferred rent                              (7,464)           4,976
      Deferred compensation trust liability     (33,980)          23,961
      Other assets                               21,615          (30,409)

Net cash (used in) provided by operating      ---------        ---------
 activities                                     518,664       (1,674,874)
                                              ---------        ---------
Cash flows from investing activities:
 Investment and earnings of affiliated company  (17,133)        (387,475)
 Option to acquire additional interest in
  affiliated company                                  -         (314,147)
 Deferred compensation trust investments         30,158          (23,736)
 Investment in software development                   -         (109,365)
 Advances to affiliated company                 (49,680)        (250,000)
 Restricted cash increases                     (398,373)            (225)
 Capital expenditures                          (115,468)        (296,836)
                                               --------        ---------
Net cash used in investing activities          (550,496)      (1,381,784)

Cash flows from financing activities:
  Repurchase of common stock at cost             (2,125)        (770,219)

Proceeds from repayment of notes receivable to
  purchase common stock                               -            5,000
                                               --------        ---------
Net cash provided by (used in) financing
  activities                                     (2,125)        (765,219)
                                               --------        ---------
Net increase (decrease) in cash and cash
 equivalents                                    (33,957)      (3,821,877)

Cash and cash equivalents at beginning of
 year                                         1,254,091        5,075,968
                                              ---------        ---------
Cash and cash equivalents at end of year    $ 1,220,134      $ 1,254,091
                                              =========        =========

See accompanying summary of accounting policies and notes to consolidated financial statements.



Summary of Significant Accounting Policies

Basis of Presentation

The financial statements include the equity in earnings of unconsolidated affiliates Talon Research & Development Co., Ltd. (Talon) of Auckland New Zealand, and Influence Data, LLC. The investments in Talon and Influence Data, LLC are accounted for using the equity method. The Company has a 24.9% interest in Talon and a 33.3% interest in Influence Data, LLC.

Use of Estimates

The financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and adjustments by management, with consideration given to materiality. Actual results could vary from those estimates.

Cash and Cash Equivalents

For financial statement presentation purposes, cash and cash equivalents include deposits with initial maturities of less than three months, including money market accounts with investments in marketable securities.

Restricted Cash

Restricted cash includes a deposit maintained in conjunction with the Company's agreement to guarantee Talon credit with the Bank of New Zealand and money-market funds related to the deferred compensation trust. The cash amounts are restricted from use in operational activities of the Company.

Revenue Recognition

Net sales are recognized when products are shipped. The Company has established programs, which, under specified conditions, enable customers to return product. The Company establishes liabilities for estimated returns at time of shipment. In addition accruals for customer discounts and rebates are recorded when revenues are recognized.

Revenue under the Company's long-term contract is recognized on the percentage of completion method based upon incurred costs compared to total estimated costs under the contract. Revisions to assumptions and estimates, primarily in contract value and estimated costs, used for recording sales and earnings are reflected in the accounting period in which the facts become known.

Royalties are earned based on sale of products.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Provision for potentially obsolete or slow moving inventory is made based on management's analysis of inventory levels and future sales forecasts.

Property and Equipment

Property and equipment are stated at cost. Maintenance and repairs are expensed as incurred. Major improvements, which materially extend useful lives, are capitalized. The Company capitalizes certain software development costs in accordance with the American Institute of Certified Public
Accountants Statement of Position No. 98-1, "Accounting for the Costs of Software Developed or Obtained for Internal Use." Costs incurred for the Company's own personnel who are directly associated with software development are capitalized. Capitalized software costs will be amortized over an estimated useful life of five years. Depreciation is provided on the straight-line basis over the estimated useful lives of the assets, generally five years. Leasehold improvements are amortized over the shorter of the term of the related lease or its useful life. The Company continually reviews property and equipment to determine that the carrying values are not impaired.

Long-Lived Assets

In accordance with SFAS 121, long-lived assets and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, the recoverability test is performed using undiscounted net cash flows related to the long-lived assets. The Company reviews long-lived assets to determine that carrying values are not impaired. No assets are impaired at December 31, 1999.

Operating Lease

Lease expense on the corporate facilities is recognized on a straight-line basis over the primary term of the lease. The lease provides for accelerating rent over the lease term. Accordingly, deferred rent has been recorded in the Company's balance sheet.

Advertising

The Company expenses the production costs of advertising the first time advertising takes place, except for direct response advertising, which is capitalized and amortized over its expected period of future benefits, and advertising credits acquired by barter, which are amortized as the advertising credits are utilized.

At December 31, 1999, $249,685 of advertising credits are reported as an asset. These credits were exchanged for discontinued or slow-moving inventory in a barter transaction, and will be utilized at seasonal sales periods throughout 2000. The credits will convert to advertising expense at the time the credits are used. Advertising expense totaled $1,446,225 and $2,416,886 for fiscal years ended December 31, 1999 and 1998.

Goodwill

The excess of the purchase price of net assets acquired in equity investments over their fair value is being amortized on a straight-line basis not to exceed 10 years.

Fair Value of Financial Instruments

FAS 107 "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. Cash and cash equivalents, accounts receivable, accounts payable, and accrued liabilities are reflected in the financial statements at fair value because of the short-term maturity of the instruments.

Research and Development Costs

Research and development costs consist primarily of expenditures incurred bringing a new product to market or significantly enhancing existing products. The Company expenses all research and development costs as they are incurred unless they are associated with the development of tools or processes for production used in-house rather than for product delivered to a customer.

Deferred Compensation Trust Investments

Investments are stated at the estimated fair value in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and consist of investments in U.S. government agency securities or corporate stocks. The deferred compensation trust represents contributions made by the Company to a Rabbi trust. The amounts are restricted from use for operational purposes, and investment decisions are made by the trust beneficiary.

Available-for-sale securities, which include any security for which the beneficiary has no immediate plan to sell but which may be sold in the future, are valued at fair value. Realized gains and losses, based on the amortized cost of the specific security, are included in other income as investment gains (losses). Unrealized gains and losses are recorded, net of related income tax effects, as a separate component of equity.

Royalty Expense

Royalty expense is recognized on a pro rata basis as units are sold.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings Per Share

Basic earnings per share is calculated by dividing net income for the period by the weighted average number of shares of common stock outstanding during the period. The assumed exercise of stock options and warrants is included in the calculation of diluted earnings per share, if dilutive.

Stock-based Compensation

The Company grants stock options for a fixed number of shares to employees with an exercise price greater than or equal to the fair value of the shares at the date of grant. The Company accounts for stock options in accordance with Accounting Principles Board Opinion No. 25 (APB Opinion No. 25) "Accounting for Stock Issued to Employees." The Opinion requires that compensation cost related to fixed stock option plans be recognized only to the extent that the fair value of the shares at the date of grant exceeds the exercise price. Accordingly the Company recognizes no compensation expense for its stock option grants.

In October 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 allows companies to continue to account for their stock option plans in accordance with APB No. 25, but encourages acquire other companies, increase holdings in existing affiliates, or merge with any entity if any loans are outstanding without written concurrence from the Bank.

The Company has extended its agreement to be guarantor on a $400,000 line of credit issued to Talon GPS, LLC, by a commercial bank in New Zealand.

Note 10. Notes Receivable Issued for Purchase of Common Stock

Notes receivable issued for purchase of common stock represent unsecured advances made by the Company to various employees for stock options exercised. The notes bear interest at 6% per annum and are due, together with accrued interest, on demand on either the termination of employment or the sale of underlying stock, whichever comes first. During 1999, the Company reduced the notes receivable and accrued interest by $321,688 in exchange for its repurchase of 149,971 shares of common stock.

Note 11. Earnings Per Share

A reconciliation of the numerator and denominator of the loss per share calculations is provided for all periods presented. The numerator for basic and diluted loss per share is net loss for all periods presented. The denominator for basic and diluted loss per share for 1999 and 1998, as follows:

                                   For the twelve months ended December 31,
                                          1999 (a)          1998 (b)

Numerator:
   Net loss                           $(1,997,250)       $(2,330,793)
   Numerator for basic and diluted
    loss per share - income available
    to common shareholders            $(1,997,250)       $(2,330,793)

Denominator:
   Denominator for basic and diluted
    earnings per share - weighted
    average shares                      3,122,138          3,299,636

   Basic and diluted loss Per Share     $   (0.64)         $   (0.71)


(a) Options to purchase 412,430 shares of common stock at prices between $1.44 and $7.39 per share were outstanding at December 31,1999, but were not included in the computation of diluted loss per share because the options' exercise price was greater than the average market price of common shares, with the exception of a few recent options whose dilutive effect is negligibly small.
(b) Options to purchase 326,192 shares of common stock at prices between $3.00 and $7.39 per share were outstanding at December 31,1998, but were not included in the computation of Diluted loss per share because the options' exercise price was greater than the average market price of common shares.

Note 12. Income Taxes

Income tax expense (benefit) for the years ended December 31, 1999 and 1998 consist of:

                            1999
         --------------------------------------------
             Current         Deferred        Total

Federal  $  (105,913)      $  426,028      $  320,115
State              -           50,121          50,121
            -----------------------------------------
         $  (105,913)      $  476,149      $  370,236
            =========================================

                     					   1998
     			  --------------------------------------------
			          Current          Deferred        Total

Federal   $  (231,227)      $ (466,367)     $ (697,594)
State               -          (27,430)        (27,430)
			          -----------------------------------------
          $  (231,227)      $ (493,797)     $ (725,024)
             =========================================


Income tax expense for the years ended December 31, 1999 and 1998 differed from amounts computed by applying the statutory U. S. federal corporate income tax rate of 34% to income before income tax benefit as a result of the following:

                                              1999             1998

Expected income tax (benefit) expense $(553,185) $(1,042,139) Increase (decrease) in income taxes resulting from:
  Valuation allowance increase               962,937          648,422
  State income taxes, net of federal
   expense (benefit)                          33,080          (80,919)
  Nondeductible expenses for federal
   income tax purposes                         2,458            5,993
  Research and experimentation credits             -          (72,353)
  Foreign Operations                           3,642          (45,118)
  Other, net                                 (78,696)        (138,910)
                                             -------          -------
Income tax expense (benefit)               $ 370,236      $  (725,024)
                                             =======         ========

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1999 and 1998 include the following:

                                               1999              1998

Deferred tax assets:
     Net operating loss carryforward       $ 1,467,945       $  1,216,659
     Research and experimentation credit
      carryforward                                   -             72,353
     Note receivable reserved for
      financial reporting purposes             170,023            158,243
     Notes and accounts receivable reserves    188,125            109,642
     Inventory reserves, principally due
      to accruals for financial reporting
      purposes and basis differences           203,812            211,248
     Other                                      35,092             29,285
                                             ---------          ---------
     Total deferred tax assets             $ 2,064,998       $  1,797,430

Deferred tax liabilities:
     Prepaid advertising                   $    (9,416)      $   (210,818)
     Property, plant and equipment,
      principally due to differences in
      depreciation basis                        (1,248)           (18,401)
     Unrealized gain on deferred compensation
      trust investments                        (23,185)                 -
                                             ---------           --------
     Total deferred tax liabilities            (33,850)          (229,219)
                                             ---------           --------
     Gross deferred tax asset                2,031,148          1,568,211
     Valuation allowance                    (2,031,148)        (1,068,211)
                                             ---------          ---------
     Net deferred tax asset                $         -       $    500,000
                                             =========          =========


During 1999, the Company received tax refunds for carryback of net operating losses of $337,140.

A valuation allowance has been provided for those net operating loss carryforwards and temporary differences in view of the Company's continuing losses in 1999.

The net operating loss carryforward of approximately $3.9 million will expire in 2020.

Note 13. Employee Benefit Plans

(a) Employee Saving and Retirement Plan (Section 401-k plan)

    Effective January 1, 1998, the Board of Director's approved a savings and retirement plan covering all full-time employees. Subject to approval by the Board of Directors, the Company fully matches employee contributions up to 3% of total compensation paid to participating employees and one-third of one percent is matched for each percentage of participating employee contributions between 4% and 6% of total compensation. Expense attributable to Company contributions totaled $43,015 and $54,138 during the years ended December 31, 1999 and 1998, respectively.

(b) Incentive Stock Option Plans

    At December 31, 1999, the Company has two fixed stock option plans, which are described below. The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Had compensation cost for the Company's two fixed stock option plans been determined consistent with SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                     1999              1998

	     Net loss As reported        $(1,997,250)      $(2,330,793)
		    Pro forma                   $(2,163,741)      $(2,689,415)

    Basic and diluted  As reported     $     (0.64)      $     (0.71)
      loss per share   Pro forma       $     (0.69)      $     (0.82)

Under the 1994 Incentive Stock Option Plan, the Company may grant incentive stock options to its employees, officers, directors, and consultants of the Company to purchase up to 175,000 shares of common stock. Under the 1996 Incentive Stock Option Plan the Company may grant incentive stock options to its employees, officers, directors, and consultants of the Company to purchase up to 175,000 shares of common stock. In December 1998, the Board of Directors approved an extension of the 1996 Incentive Stock Options plan to provide for 100,000 additional shares to be made available for future grant. Under both plans, the exercise price of each option equals the market price of the Company's stock on the date of grant, and the options' maximum term is five years. Options are granted at various times and are exercisable immediately.

During 1998, the Company canceled incentive stock options to purchase 236,292 shares of Common Stock at exercise prices ranging from $5.00 to $7.00. The same number of new options was issued at a price of $4.00. There were no cancellations for the purpose of repricing during 1999.

During 1999, the Company cancelled incentive stock options to purchase 17,300 shares of common stock at exercise prices ranging from $3.00 to $4.00 per share.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1999 and 1998, respectively: dividend yield of zero for all years; expected volatility of 68.0% and 59.1%; risk-free interest rates of 6.30% and 5.42%; expected lives of five years for both plans.

A summary of the status of Company's two fixed stock option plans as of
December 31, 1999 and 1998, and the changes during the years then ended is presented below:
                                				  1999                      1998
                              					     Weighted                  Weighted
                               		   			  average                   average
                                 					  exercise                  exercise
Fixed Options                   Shares     price           Shares    price
------------------------------------------------------------------------------
Outstanding at beginning
 of year                        326,192   $  4.25         285,792   $  5.85
Granted (including repriced
 options)                       103,538   $  1.98         276,692   $  3.85
Forfeit                         (17,300)  $  3.73        (236,292)  $  5.72

Outstanding at end of year      412,430   $  3.70         326,192   $  4.25


Options exercisable at year end 412,430                   326,192

Weighted average fair value of
 options granted to employees
 during the year               $   0.65                  $   1.77




                				  Options outstanding and exercisable
		                Number of shares       Weighted average
Range of          Outstanding at         remaining          Weighted average
Exercise prices   December 31, 1999      contractual life   Exercise price
-----------------------------------------------------------------------------
$1.00 - $1.99          4,748                4.9 years        $     1.44
$2.00 - $2.99         98,790                4.9 years        $     2.00
$3.00 - $3.99         36,200                3.9 years        $     3.00
$4.00 - $4.99        222,692                3.2 years        $     4.00
$5.00 - $5.99          5,000                0.6 years        $     5.75
$6.00 - $6.99         35,000                0.5 years        $     6.39
$7.00 - $7.39         10,000                1.7 years        $     7.39
                     -------
                     412,430



Note 14. Commitments and Contingencies

On September 14, 1989, the Company entered into a royalty agreement relating to its ROAD WHIZ product. After 20,000 ROAD WHIZ units are sold, the agreement provides for a 1% royalty payment on net sales of the ROAD WHIZ product and 0.5% on the Company's other products, which incorporate the ROAD WHIZ database. Royalty payments are made quarterly until September 13, 2009.
During the years ended December 31, 1999 and 1998, royalty expense totaled $39,820 and $53,752, respectively.

On December 29, 1998, the Company entered into a three-year royalty agreement with Feldstein and Associates of Finley, Ohio, with regard to the AAA TripWizard for 1% of sales to customers other than their own, for which they earn their normal independent sales representative commissions.

On September 15, 1998, the Company entered into a three-year royalty agreement with AAA related to the AAA TripWizard. The terms are automatically renewable for one year and amount to 10% of the wholesale price on sales other than through AAA stores and $1.00 per unit on AAA sales. This agreement recognizes the benefit of the AAA logo and data and their promotion of the product through their travel stores. During the year ending December 31, 1999 royalty expenses totaled $33,250. There was no royalty expense in 1998.

Note 15. Investments in Affiliated Companies

On March 23, 1998, the Company acquired an 18.9% interest in Talon for $282,500. In August 1998, the Company acquired an option to purchase additional shares in Talon for $312,147. During 1999, the option to purchase additional shares was amended, and the above amount was utilized to purchase an additional 6.0% interest in Talon. Legal and consulting costs associated with the acquisition and option to purchase additional shares are capitalized as part of the cost of the investment, and totaled $124,108 during December 31, 1999.

The Company's 24.9% interest in Talon is accounted for using the equity method of accounting and is stated at amortized cost plus equity in undistributed earnings since acquisition. The equity in earnings of Talon is adjusted for the annual amortization of the difference between acquisition cost and the Company's proportionate share of Talon's net assets. Amortization is computed on a straight-line basis over nine years. The unamortized difference between the investment cost and the Company's proportionate share of Talon is $568,655 at December 31, 1999. The Company's share of the earnings for 1999 was $61,496 after accounting for the differences between New Zealand GAAP and US GAAP. As discussed above, the earnings were further reduced by amortization of $71,081, bringing the equity in loss of affiliate to $9,585. The Company's equity in earnings of affiliate from inception was $118,733 as of December
31, 1998.

In addition to the above transactions, the Company has purchased certain electronic components, including parts for TRAVEL*STAR 24( which have been sold to Talon at cost. These sales totaled $3,530 and $477,580 for the years ended December 31, 1999 and 1998, respectively. The Company purchased from Talon, at cost, electronic components which are integral to the TRAVEL*STAR 24 which totaled $15,068 and $638,627 for the years ended December 31, 1999 and 1998, respectively. A net balance of $164,550 was receivable by the Company at December 31, 1999 and is included in trade accounts receivable.

In May 1999, the Company formed a joint venture with Influence Content, LLC, a website developer, to form Influence Data, LLC. The Company issued 80,000 shares of common stock (at quoted market price) from the treasury and options (valued at market upon the Black Scholes method) to purchase 160,000 shares of common stock for a one-third interest in Influence Data, LLC. The original value of the investment, based upon the consideration given to form the joint venture, was $327,200.

The Company's 33.3% interest in Influence Data, LLC is accounted for using the equity method of accounting and is stated at amortized cost plus equity in undistributed earnings since acquisition. The equity in earnings of Influence Data, LLC is adjusted for the annual amortization of the difference between acquisition cost and the Company's proportionate share of Influence Data, LLC's members' equity net assets. Amortization is computed on a straight-line basis over ten years. The unamortized difference between the investment cost and the Company's proportionate share of Influence Data, LLC is $156,053 at December 31, 1999. The Company's share of the losses for 1999 totaled $60,386. As discussed above, the losses were increased by $11,147 to bring the equity in loss of affiliate to $71,533.

The Company has two investments in affiliates accounted for under the equity method. The affiliates are Talon Research and Development, Ltd. (a New Zealand company) (25%) and Influence Data, LLC (33%). The Company's share of earnings of these affiliates is included in income as earned. Equity (Loss) Earnings from Affiliates amounts to $(81,118) and $118,733 in 1999 and 1998, respectively. The Company has advanced to Talon $272,683 at December 31, 1999.

Note 16. Advances to Affiliates

On July 1, 1998, the Company entered into a joint development and marketing agreement with Scientific Communications & Controls, Inc. (Sci-Com), a privately-held company based in McLean, Virginia. The Company transferred all software and documentation of the service software acquired from Intellidata in exchange for a promissory note bearing interest at prime rate of $400,000. In addition, the Company leased computer equipment acquired from Intellidata to Sci-Com at favorable rates. The Company advanced Sci-Com $50,000 in a promissory note, due June 30, 2000 with interest at 6.36% to expand equipment capabilities to support the proposed network. The agreement also includes a provision for the Company to advance to Sci-Com up to an additional $400,000 in additional funds to complete network development, of which $200,000 was advanced as of December 31, 1998. These advances were incorporated in a promissory note due January 1, 2002, which provides for the Company to be entitled to one-half, (50%), of the operating revenue of SmartTime Networks (excluding only non-reoccurring engineering services provided by Sci-Com).
The agreement also provides for the optional conversion of the loan into a 10% equity interest in Sci-Com, at the Company's sole discretion. The
Company has reserved $447,428 at December 31, 1999. The remaining receivables balance is $272,693 at December 31, 1999.

Note 17. Significant Fourth Quarter Adjustments

In the fourth quarter of 1999, the Company recorded adjustments that increased net loss by approximately $450,000. These adjustments included $330,000 related to the investments in Influence Data, LLC, and Talon, $40,000 for an increase in the inventory reserve for obsolescence, and $80,000 of other various expenses.

Note 18. Prior Period Adjustment

The Company adopted FAS 115, "Accounting for Certain Investments in Debt and Equity Securities" during 1999. As a result of this adoption, the Company has made several balance sheet reclassifications from the deferred compensation trust investment account to record the unrealized gain on investments of $62,740 as a component of stockholders' equity and restricted cash of $12,290 as of January 1, 1998. In addition, an adjustment of $62,740 was recorded to reduce previously reported retained earnings. In order to properly record the 1998 activity, adjustments for deferred compensation expense of $23,961 and investment income of $225 were recorded in the 1998 income statement.

Note 19. Supplemental Disclosures of Cash Flow Information

		       Years ended December 31,     1999              1998

Interest                                -             $3,790
Taxes                                   -                  -

Supplemental non-cash investing and financing activities were as follows:

Year ended December 31, 1999
----------------------------
The Company issued 80,000 shares of treasury stock and options to purchase 160,000 shares of its common stock, with an aggregate fair value of $327,200, for a one-third ownership interest in Influence Data, LLC.

The Company redeemed 149,971 shares of common stock in exchange for related notes receivable of $321,688.

The Company exchanged slow-moving inventory for advertising credits from a third party valued at $249,685.


Year ended December 31, 1998
----------------------------

The Company sold capitalized software development costs in exchange for a note receivable of $400,000.




                          		     ULTRADATA SYSTEMS, INCORPORATED


Balance Sheet

As of March 31, 2000 and December 31, 1999


                                               March 31,    December 31,
                                                 2000           1999
Assets                                        (Unaudited)

Current assets:

 Cash and cash equivalents                    $1,903,003     $1,220,134
 Restricted cash                                 402,492        410,888
 Trade accounts receivable, net of allowance
  for doubtful accounts of $5,000 and
  $16,475, respectively                          438,028      1,482,268
 Inventories                                   1,732,158      1,655,422
 Prepaid expenses and other current assets       172,995        105,778
                                               ---------      ---------
Total current assets                           4,648,676      4,874,490

Property and equipment, net                      671,600        683,936
                                               ---------      ---------
Total property and equipment                     671,600        683,936

Deferred compensation trust investments,
 available for sale                              126,088        105,834
Investment in Talon Research and
 Development, Ltd.                               882,715        827,903
Investment in Influence Data, LLC                135,540        255,667
Advances to affiliates                           277,352        272,683
Advertising credits                              249,685        249,685
Other assets                                       8,594         38,594
                                               ---------      ---------
Total assets                                  $7,000,250     $7,308,792
                                               =========      =========

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable                                $197,154       $156,214
Accrued expenses and other liabilities           108,970        262,464
                                                --------      ---------
Total current liabilities                        306,124        418,678

Deferred rent                                     11,818         13,684
Deferred compensation liability                  128,580        116,722
                                                --------      ---------
Total liabilities                                446,522        549,084

Stockholders' equity:
 Common stock, $.01 par value; 10,000,000
  shares authorized; 3,504,516 and 3,410,000
  shares issued, respectively                     35,045         34,100
 Additional paid-in capital                   10,165,574      9,851,894
 Accumulated deficit                          (2,544,622)    (2,024,687)
 Treasury stock (326,171 shares at cost)        (942,311)      (942,311)
 Notes receivable issued for purchase of
  common stock                                  (198,805)      (197,117)
 Accumulated other comprehensive income, net      38,847         37,829
                                               ---------      ---------
Total stockholders' equity                     6,553,728      6,759,708

Total liabilities and stockholders' equity    $7,000,250     $7,308,792
                                               =========      =========



See accompanying summary of accounting policies and notes to financial statements.


ULTRADATA SYSTEMS, INCORPORATED

Statements of Operations

Three months ended March 31, 2000 and 1999


                                            2000          1999
                                                (Unaudited)


Net sales                                   $  289,687   $1,083,791

Cost of sales                                  175,116      536,754
                                              --------    ---------
Gross profit                                   114,571      547,037

Selling expense                                 78,959      718,510
General and administrative expenses            443,792      535,491
Research and development expense                96,233       99,226
                                              --------     --------
Operating loss                                (504,413)    (806,190)


Other income (expense):
 Interest income                                18,933       17,908
 Equity in (losses)/earnings of
  unconsolidated affiliates                    (65,315)      54,084
 Other, net                                     30,860       35,376
                                              --------     --------
Total other income                             (15,522)     107,368

Loss before income tax expense                (519,935)    (698,822)

Income tax expense                                   -            -
                                              --------     --------
Net loss                                    $ (519,935)  $ (698,822)
                                              ========     ========
Loss per share:
 Basic and diluted                          $    (0.17)  $    (0.22)
                                              ========     ========


Weighted Average Shares Outstanding:
 Basic and diluted                           3,105,235    3,154,682
                                             =========    =========


See accompanying summary of accounting policies and notes to financial statements.



ULTRADATA SYSTEMS, INCORPORATED


Statements of Stockholders' Equity



Quarter ended March 31, 2000


							                                       Notes           Accumulated   Current Year
       			  Additional  Retained              Receivable      Comprehensive Classification
		  Common  Paid-in     Earnings   Treasury   for Purchase    Income, Net   Total
		  Stock   Capital     (Deficit)  Stock      of Common Stock               S/H Equity
========================================================================================================

Balance at
 January 1, 2000  34,100 $ 9,851,894 $(2,024,687) $(942,311) $(197,117)      $   37,829    $6,759,708

Exercise of 94,516
 stock options       945     313,680                                                          314,625

Accrued interest on
 notes receivable
 issued for purchase
 of common stock                                                (1,688)                        (1,688)


Comprehensive income
 Net loss                               (519,935)                                            (519,935)
 Other comprehensive
 loss, net of tax:
  Net unrealized
  gain on deferred
  Compensation trust
  available for sale
  Securities                                                                      1,018         1,018

Comprehensive loss                                                                           (518,917)
=====================================================================================================
Balance at
March 31, 2000   35,045 $10,165,574 $(2,544,622) $(942,311)  $(198,805)      $   38,847    $6,553,728
                 ===================================================================================



See accompanying summary of accounting policies and notes to financial statements.




ULTRADATA SYSTEMS, INCORPORATED

Statements of Cash Flows

Three months ended March 31, 2000 and 1999

                                              2000          1999
                                                 (Unaudited)
Cash flows from operating activities:

 Net loss                                  $ (519,935)   $ (698,822)

 Adjustments to reconcile net loss to net
  cash provided by (used in) operating
  activities:
    Depreciation and amortization              58,980        67,869
    Inventory reserve                          30,000        27,500
    Equity in losses/(earnings) of
     unconsolidated affiliates                 65,315       (54,084)
    Realized gain on investments              (10,602)            -
    Bad debt expense on notes receivable        7,750         7,750
    Increase (decrease) in cash due to
     changes in operating assets and
     liabilities:
     Trade accounts receivable, net         1,044,240     1,616,595
     Costs and estimated earnings on
      long-term contracts                           -        85,773
     Inventories                             (106,736)      182,964
     Prepaid expenses and other current
      assets                                  (67,217)      490,109
     Accounts payable                          40,940      (530,645)
     Accrued expenses and other liabilities  (153,494)   (1,420,534)
     Deferred rent                             (1,866)       (1,866)
     Deferred compensation trust liability     11,858             -
     Other assets                              28,312           231
                                            ---------     ---------
Net cash provided by (used in) operating
 activities                                   419,475      (227,160)

Cash flows from investing activities:
    Investment in affiliated company                -        (9,223)
    Deferred compensation trust investments    (8,634)            -
    Advances to affiliated company             (4,669)      (16,423)
    Capital expenditures                      (46,644)         (640)
                                            ---------     ---------
Net cash used in investing activities         (59,947)      (26,286)

Cash flows from financing activities:
    Repurchase of common stock at cost              -        (2,125)
    Proceeds from exercise of employee
     stock options                            314,625             -
    Restricted cash                             8,396             -
                                            ---------      --------
Net cash provided by (used in) financing
 activities                                   323,021        (2,125)
                                            ---------      --------


Net increase (decrease) in cash and cash
 equivalents                                  682,869      (255,571)

Cash and cash equivalents at beginning of
 period                                     1,220,134     1,254,091
                                            ---------     ---------
Cash and cash equivalents at end of the
 period                                   $ 1,903,003   $   998,520
                                            =========     =========

See accompanying summary of accounting policies and notes to financial statements.


ULTRADATA SYSTEMS, INCORPORATED

March 31, 2000

Summary of Significant Accounting Policies

Basis of Presentation

The accompanying interim financial statements included herein have been prepared by Ultradata Systems, Incorporated (the "Company"), without audit in accordance with generally accepted accounting principles and pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial information. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. The Company's investment in Talon Research and Development, Ppty., Auckland, NZ Ltd. of 24.9% and in Influence Data, LLC, of 33.3% are accounted for using the equity method.

In the opinion of management, the information furnished for the three-month periods ended March 31, 2000 and 1999, respectively, includes all adjustments, consisting solely of normal recurring accruals necessary for a fair presentation of the financial results for the respective interim periods and is not necessarily indicative of the results of operations to be expected for the entire fiscal year ending December 31, 2000.

Use of Estimates

The financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and adjustments by management, with consideration given to materiality. Actual results could vary from those estimates.


Note 1. Nature of Operations

The principal business activity of Ultradata Systems, Incorporated (the Company), located in St. Louis, Missouri, is the design, manufacture, and sale of hand-held electronic information products.

Note 2. Incentive Stock Option Plan

As of March 31, 2000, the Company's outstanding employee stock options totaled 320,407 shares. These options have been issued to key employees, officers, directors and consultants of the Company. The Company is authorized to issue 350,000 shares of incentive stock options or non-qualified stock options. These options are in addition to the 160,000 options issued per the Option Agreement with Influence Content, LLC, for the joint venture, Influence Data, LLC. In addition, there are 100,000 incentive stock options approved by the Board of Directors that are subject to shareholder approval in a future proxy statement.


Note 3. Inventories

Inventories consist of the following:

                                       March 31,     December 31,
                                           2000            1999

  Raw Materials                        $1,132,164      $  815,337
  Work in Process                          62,360          62,360
  Finished Goods                        1,103,981       1,314,072
                                        ---------       ---------
                                        2,298,505       2,191,769
  Reserve for obsolescence               (566,347)       (536,347)
                                        ---------       ---------
                                       $1,732,158      $1,655,422
                                        =========       =========


Note 4. Prepaid Expenses

Prepaid expenses consist of the following:


                                     March 31,       December 31,
                                        2000              1999

  Prepaid advertising                 $      -         $ 24,781
  Prepaid insurance                     34,754            9,940
  Other prepaid expenses               138,241           71,057
                                       -------         --------
                                      $172,995         $105,778



Note 5. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consist of the following:

                                       March 31,       December 31,
                                          2000              1999

  Accrued sales commissions and
   royalties                          $   3,506       $   39,948
  Payroll and payroll-related
   liabilities                           63,446           83,978
  Other                                  42,018          138,538

                                      $ 108,970       $  262,464
                                        ======          ========

A provision for income taxes has not been recorded based upon the net operating loss carryforward of approximately $3.9 million and the Company's first quarter net loss. A valuation allowance has been provided for those net operating loss carryforwards and temporary differences in view of the Company's continuing losses for 2000.






	   Part II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

     Our certificate of incorporation provides that our directors shall be indemnified by us to the extent authorized by Delaware law. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services as directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Ultradata pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by Ultradata of expenses incurred or paid by a Director, officer or controlling person of Ultradata in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, Ultradata will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Our certificate of incorporation also provides that our directors will not be personally liable to us for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Item 25.  Other Expenses of Issuance and Distributions

     The following are the expenses that Ultradata expects to incur in connection with the registration and distribution of the shares being registered. All of these expenses (other than the filing fee and the insurance premium) are estimated, and will not be certain until after the registration statement is declared effective. Ultradata will pay all of these expenses; the selling shareholders will pay none of them.


      Filing Fee......................$ 2,270
      Accounting fees................. 10,000
      Transfer Agent .................  1,000
      Legal fees...................... 20,000
      Printing expenses...............  2,000
      Insurance premium............... 25,300
                     TOTAL............$60,570



Item 26.  Recent Sales of Unregistered Securities.

      On May 16, 2000 Ultradata sold 800 shares of Series A Convertible Preferred Stock and Common Stock Purchase Warrants to each of BH Capital Investments, L.P. and Excalibur Limited Partnership. The securities were sold
for a total of $1,600,000, from which Ultradata paid     $335,000      as
commissions to individuals and entities involved in the placement. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to individuals who had access to detailed information about the Company and were buying for their own account. There were no underwriters.


     On May 16, 2000 Ultradata issued 16 shares of Series A Convertible Preferred Stock and 9,570 shares of common stock to two individuals as compensation for services in connection with the sale of Preferred Stock referenced above. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to individuals who had access to detailed information about the Company and were buying for their own account. There were no underwriters.

     On July 5, 2000 Ultradata sold 5,500 shares of common stock to Robert Brantl for $15,000. The sale was exempt pursuant to Section 4(2) of the Act since the sale was not made in a public offering and was made to an individual who had access to detailed information about the Company and was buying for his own account. There were no underwriters.



Item 27.  Exhibits and Financial Statement Schedules

Exhibits

  3-a     Articles of Incorporation, and 1989 amendment. (1)

  3-a(1) Amendment to Articles of Incorporation dated March 4, 1991, March 22, 1994, and November 18, 1994. (1)

  3-a(2)  Certification of Correction of Articles of Incorporation. (1)

  3-a(3)  Amendment to Articles of Incorporation dated July 26, 1996 (4)

  3-a(4)  Certificate of Designations, Preferences and Rights of Series A
          Convertible Preferred Stock         (4)

  3-b     By-laws. (1)

  4-a     Specimen of Common Stock Certificate. (1)

  5       Opinion of Robert Brantl, Esq.         (4)

 10-a Lease dated May 23, 1990, as amended on November 31, 1993, for premises at 9375 Dielman Industrial Drive, St. Louis, Missouri.(1)

 10-a(1) Lease Addendum dated October 17, 1995, for premises at 9375 Dielman Industrial Drive, St. Louis, Missouri.(1)

 10-b     1994 Stock Option Plan.(1)

 10-c 1996 Stock Option Plan, as amended - filed as an exhibit to the Company's Registration Statement on Form S-8 (File No. 333-32098) and incorporated herein by reference.

 10-d     Employment Agreement with Monte Ross.(1)

 10-d(1) Extended employment agreement as of September 30, 1997 between the Company and Monte Ross. (2)

 10-e     Employment Agreement with Mark L. Peterson.(1)

 10-e(1) Extended employment agreement as of September 30, 1997 between the Company and Mark L. Peterson. (2)

 10-f     Employment Agreement with Ernest Clarke.(1)

 10-f(1) Extended employment agreement as of September 30, 1997 between the Company and Ernest Clarke. (2)

 10-g Royalty Agreement dated September 14, 1989, between the Company and Leonard Missler. (1)

 10-g(1) Modification Agreement dated November 4, 1995, to Royalty Agreement dated September 14, 1989, between the Company and Leonard Missler.(1)

 10-h Employment Agreement as of October 13, 1997 between the Company and David Biernbaum (3)

 10-i Convertible Preferred Stock and Warrants Purchase Agreement dated May 10, 2000 - filed as an exhibit to the Company's Current Report on Form 8-K dated May 16, 2000 and incorporated herein by reference.

 10-j Option Agreement between the Company and Influence Incubator, L.L.C. dated May 30, 2000 - filed as an exhibit to the Company's Current Report on Form 8-K dated May 30, 2000 and incorporated herein by reference.

 10-k Internet Marketing Agreement dated May 1, 1999 between the Company and Influence Data, LLC. (3)

 10-l     Operating Agreement of Influence Data, LLC dated May 3, 1999. (3)


 10-m Share Issue and Option Agreement dated March 23, 1998 among the Company, Talon Research & Development Co., Limited, and certain shareholders of Talon. (3)

 10-n Variation of Option Deed dated August 27, 1998 between Talon Research & Development Co., Limited, certain shareholders of Talon, and the Company. (3)

 10-o Deed made in 1999 relating to Variation of Option Deed between Talon Research & Development Co., Limited, certain shareholders of Talon, and the Company. (3)


 21       Subsidiaries - None.

 23-a     Consent of BDO Seidman, LLP - filed herewith.

 23-b     Consent of Robert Brantl, Esq. is contained in his opinion.

 27-a Financial Data Schedule as of March 31, 2000 - filed as an Exhibit to the Company's Quarterly Report on Form 10-QSB for the period ended
	         March 31, 2000 and incorporated herein by reference.

 27-b Financial Data Schedule as of December 31, 1999 - filed as an Exhibit to the Company's Annual Report on Form 10-KSB for the period ended
	         December 31, 1999 and incorporated herein by reference.

   ==============================================

(1) Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 33-85218 C) and incorporated herein by reference.

(2) Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, and incorporated herein by reference.

(3) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the period ended March 31, 2000 and incorporated herein by reference.

(4)   Previously filed as an exhibit to this Registration Statement.


Item 28.  Undertakings

      See Item 24 for the undertaking regarding the indemnification of officers, directors and controlling persons.

      The Company hereby undertakes:

	  (1) To file, during any period in which offers or sales are being made, post-effective amendments to this registration statement to:

	   (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

	  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

	 (iii) Include any additional or changed material information on the plan of distribution.

	  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

	  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


                        			      SIGNATURES

	  In accordance with the requirements of the Securities Act of 1933, Ultradata Systems, Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of St. Louis and the State of Missouri on the
    2nd day of August, 2000.

				ULTRADATA SYSTEMS, INCORPORATED


				By:\s\Monte Ross
				   Monte Ross, President


      In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities stated on August 2, 2000.

   Name              Title

/s/Monte Ross        Chief Executive Officer, Director
   Monte Ross

/s/Ernest Clarke     Chief Financial and Accounting Officer, Director
   Ernest Clarke


/s/Mark L. Peterson  Director
   Mark L. Peterson

/s/Steven H. Akre    Director
   Steven H. Akre

/s/John J. Clancy    Director
   John J. Clancy

              		     Director
   Donald Rattner

                     Director
   Howard Krollfeifer, Jr.

                         INDEX TO EXHIBITS

  3-a     Articles of Incorporation, and 1989 amendment. (1)

  3-a(1) Amendment to Articles of Incorporation dated March 4, 1991, March 22, 1994, and November 18, 1994. (1)

  3-a(2)  Certification of Correction of Articles of Incorporation. (1)

  3-a(3)  Amendment to Articles of Incorporation dated July 26, 1996 (4)

  3-a(4) Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (4)

  3-b     By-laws. (1)

  4-a     Specimen of Common Stock Certificate. (1)

  5       Opinion of Robert Brantl, Esq. (4)

 10-a Lease dated May 23, 1990, as amended on November 31, 1993, for premises at 9375 Dielman Industrial Drive, St. Louis, Missouri.(1)

 10-a(1) Lease Addendum dated October 17, 1995, for premises at 9375 Dielman Industrial Drive, St. Louis, Missouri.(1)

 10-b     1994 Stock Option Plan.(1)

 10-c 1996 Stock Option Plan, as amended - filed as an exhibit to the Company's Registration Statement on Form S-8 (File No. 333-32098) and incorporated herein by reference.

 10-d     Employment Agreement with Monte Ross.(1)

 10-d(1) Extended employment agreement as of September 30, 1997 between the Company and Monte Ross (2)

 10-e     Employment Agreement with Mark L. Peterson.(1)

 10-e(1) Extended employment agreement as of September 30, 1997 between the Company and Mark L. Peterson (2)

 10-f     Employment Agreement with Ernest Clarke.(1)

 10-f(1) Extended employment agreement as of September 30, 1997 between the Company and Ernest Clarke. (2)

 10-g Royalty Agreement dated September 14, 1989, between the Company and Leonard Missler.(1)

 10-g(1) Modification Agreement dated November 4, 1995, to Royalty Agreement dated September 14, 1989, between the Company and Leonard Missler. (1)

 10-h Employment Agreement as of October 13, 1997 between the Company and David Biernbaum. (3)

 10-i Convertible Preferred Stock and Warrants Purchase Agreement dated May 10, 2000 - filed as an exhibit to the Company's Current Report on Form 8-K dated May 16, 2000 and incorporated herein by reference.

 10-j Option Agreement between the Company and Influence Incubator, L.L.C. dated May 30, 2000 - filed as an exhibit to the Company's Current Report on Form 8-K dated May 30, 2000 and incorporated herein by reference.

 10-k Internet Marketing Agreement dated May 1, 1999 between the Company and Influence Data, LLC. (3)

 10-l     Operating Agreement of Influence Data, LLC dated May 3, 1999. (3)

 10-m Share Issue and Option Agreement dated March 23, 1998 among the Company, Talon Research & Development Co., Limited, and certain shareholders of Talon. (3)

 10-n Variation of Option Deed dated August 27, 1998 between Talon Research & Development Co., Limited, certain shareholders of Talon, and the Company. (3)

 10-o Deed made in 1999 relating to Variation of Option Deed between Talon Research & Development Co., Limited, certain shareholders of Talon, and the Company. (3)

 21       Subsidiaries - None.

 23-a     Consent of BDO Seidman, LLP - filed herewith.

 23-b     Consent of Robert Brantl, Esq. is contained in his opinion.

 27-a Financial Data Schedule as of March 31, 2000 - filed as an Exhibit to the Company's Quarterly Report on Form 10-QSB for the period ended March 31, 2000 and incorporated herein by reference.

 27-b Financial Data Schedule as of December 31, 1999 - filed as an Exhibit to the Company's Annual Report on Form 10-KSB for the period ended December 31, 1999 and incorporated herein by reference.

  ===============================================

(1) Previously filed as an exhibit to the Company's Registration Statement on Form SB-2 (File No. 33-85218 C) and incorporated herein by reference.

(2) Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, and incorporated herein by reference.

(3) Previously filed as an exhibit to the Company's Quarterly Report on Form 10-QSB for the period ended March 31, 2000 and incorporated herein by reference.

(4)   Previously filed as an exhibit to this Registration Statement.

      ********************************************************************

							    Exhibit 23-a


	     Consent of Independent Certified Public Accountants

Ultradata Systems, Incorporated
St. Louis, Missouri

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form SB-2 of our report dated March 2, 2000, relating to the financial statements of Ultradata Systems, Incorporated which are contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP
    BDO Seidman, LLP

St. Louis, Missouri
July 31, 2000